Filed Pursuant to Rule 424(b)(3)

Registration No. 333-153356

SUPPLEMENT NO. 23

DATED JULY 20, 2010

TO THE PROSPECTUS DATED AUGUST 24, 2009
OF INLAND DIVERSIFIED REAL ESTATE TRUST, INC.

This Supplement No. 23 supplements, and should be read in conjunction with, the prospectus of Inland Diversified Real Estate Trust, Inc., dated August 24, 2009.  This Supplement No. 23 supersedes and replaces the following prior supplements: Supplement No. 14 dated April 16, 2010 (which superseded and replaced all prior supplements); Supplement No. 15 dated May 3, 2010; Supplement No. 16 dated May 17, 2010; Supplement No. 17 dated May 24, 2010; Supplement No. 18 dated June 3, 2010; Supplement No. 19 dated June 11, 2010; Supplement No. 20 dated July 1, 2010; Supplement No. 21 dated July 8, 2010; and Supplement No. 22 dated July 16, 2010.  Unless otherwise defined in this Supplement No. 23, capitalized terms used herein have the same meanings as set forth in the prospectus.

SUMMARY OVERVIEW

Status of the Offering

This public offering commenced on August 24, 2009.  Through July 15, 2010, we had sold approximately 14.2 million shares of our common stock in our best efforts offering and approximately 170,000 shares of our common stock under our distribution reinvestment plan, or DRP, resulting in aggregate gross proceeds of approximately $141.5 million.  As of July 15, 2010, approximately 485.0 million shares of our common stock remained available for sale in our best efforts offering, and approximately 49.8 million shares of our common stock remained available for issuance under our DRP.  We reserve the right to reallocate the shares of common stock we are offering between our best efforts offering and our DRP.

We had satisfied our minimum offering requirements in all states except Pennsylvania and Tennessee as of September 28, 2009, and we had satisfied our minimum offering requirement in the State of Tennessee as of November 5, 2009.  With the exception of subscription proceeds received from residents of Pennsylvania, all subscription proceeds have been released from the escrow account maintained by our third-party escrow agent.

Our Portfolio of Real Estate Assets

Investments in Real Estate Assets

As of July 15, 2010, we, directly or indirectly, owned fee simple interests in eight properties.  The following is a summary of our property portfolio as of July 15, 2010.

Property Name	Date Acquired	Total Square Feet	Approx. Purchase Price	Cap Rate (1)	Annualized Base Rent	Average Annualized Base Rent per Square Foot	Average Remaining Lease Term in Years	Economic Occupancy (2)	Physical Occupancy
Lake City Commons —Lake City, FL	07/15/10	66,510	$10,557,000	7.87%	$914,737	$13.75	14	100%	100%
Kohl’s at Calvine Pointe —Elk Grove, CA	07/02/10	89,887	$21,480,000	7.71%	$1,721,052	$19.15	17	100%	100%
The Landing at Tradition —Port St. Lucie, FL	06/10/10	359,775	$53,878,000	7.70%	$4,933,317	$13.71	7	91.6%	91.6%
Tradition Village Center —Port St. Lucie, FL	06/10/10	112,421	$19,827,000	7.45%	$1,997,499	$17.77	8	98.2%	98.2%
Draper Crossing —Draper, UT	05/27/10	166,845	$23,464,000	8.74%	$2,278,758	$13.66	5	96.0%	96.0%
Regal Court —Shreveport, LA	05/14/10	363,174	$43,500,000	8.05%	$3,729,300	$10.27	13	98.4%	98.4%
Pleasant Hill Commons —Kissimmee, FL	02/18/10	70,642	$12,375,000	7.50%	$1,114,030	$15.77	14	96.6%	96.6%
Merrimack Village Center —Merrimack, NH	12/11/09	82,292	$9,760,000	9.50%	$1,036,146	$12.59	15	96.8%	96.8%
		1,311,546	$194,841,000		$17,724,839

(1) We determine capitalization rate, or “cap rate,” by dividing the property’s projected annual net operating income, as determined during the due diligence process, by the purchase price of the property.  Net operating income includes, for these purposes, base rental income and expense reimbursements from in-place leases, reduced by operating expenses, replacement reserves and vacancy loss provisions.

(2)  Economic occupancy is defined as the percentage of total gross leasable area for which a tenant is obligated to pay rent under the terms of its lease agreement, regardless of the actual use or occupation by that tenant of the area being leased.

The following is a summary of our joint venture investment as of July 15, 2010.

Joint Venture	Date Entered Into	Description	Investment to Date	Remaining Commitment
Temple Terrace —Temple Terrace, FL	07/01/10	Retail Redevelopment (95,000 sq. ft. retail center)	$412,500	$9,788,000

Potential Investments in Real Estate Assets

As of July 15, 2010, we had identified the following properties as potential acquisitions.

Property Name	Property Type	Aggregate Square Feet	Approximate Purchase Price	% Physical Occupancy (1)
Publix Shopping Center —St. Cloud, FL	Retail	78,820	$9,400,000	98.5%
Haines City Shopping Center —Haines City, FL	Retail	124,958	$9,500,000	85.2	%(2)
		203,778	$18,900,000

(1) Reflects information as of the date that the acquisition was considered to be a potential acquisition.

(2) Vacant spaces at these properties will be subject to earnout closings.

Debt Obligations

The following table summarizes, as of July 15, 2010, the material terms of any outstanding loans that we or our subsidiaries have obtained, or assumed at closing, that are secured by first priority mortgages on our properties.

Property Name	Date of Financing	Approximate Amount of Loan	Interest per Annum (%)		Maturity Date
Tradition Village Center —Port St. Lucie, FL	06/10/10	$14,000,000	4.25	%(1)	June 1, 2015
The Landing at Tradition —Port St. Lucie, FL	06/10/10	$41,000,000	4.25	%(1)	June 1, 2015
Draper Crossing —Draper, UT	05/27/10	$14,704,000	7.33	%(2)	December 1, 2031
Regal Court —Shreveport, LA	05/19/10	$30,400,000	5.80%		June 1, 2015
Pleasant Hill Commons —Kissimmee, FL	05/11/10	$6,800,000	6.00%		May 1, 2017
Merrimack Village Center —Merrimack, NH	02/11/10	$5,445,000	6.50%		March 1, 2015
		$112,349,000

(1)  This loan bears interest at a fixed rate equal to 4.25% until May 31, 2013, 4.50% from June 1, 2013 until May 31, 2014 and 5.0% from June 1, 2014 until June 1, 2015.

(2)  If the loan is not repaid by December 1, 2011 (the “anticipated repayment date”), the interest rate will increase to the greater of 9.33% per annum or the applicable Treasury rate plus 2% per annum.

Significant Tenants and Lease Expirations

The following table sets forth information regarding tenants occupying 10% or more of the gross leasable area of our portfolio as of July 15, 2010.

Tenant Name	Tenant Industry	Approx. Monthly Rental Income	% of Total Portfolio Annualized Income	Approx. Rental Square Footage	% of Total Portfolio Square Footage
Kohl’s Department Stores, Inc.	Retail	$174,671	12%	178,791	13%
Publix Super Markets, Inc.	Grocery	$117,952	8%	136,800	10%

The following table lists, on an aggregate basis, all of the scheduled lease expirations over each of the years ending December 31, 2010 through 2019 for our portfolio as of July 15, 2010.  The table shows the approximate rentable square feet represented by the applicable lease expirations.

Year Ending December 31	Number of Leases Expiring	Approx. Gross Leasable Area of Expiring Leases (Sq. Ft.)	Total Annual Base Rental Income of Expiring Leases ($)	% of Total Annual Base Rental Income Represented by Expiring Leases
2010	4	13,457	458,819	1%
2011	19	45,657	1,293,384	3%
2012	10	60,463	1,306,041	5%
2013	36	117,565	2,814,287	9%
2014	22	37,545	1,006,531	3%
2015	2	7,635	93,068	1%
2016	5	14,232	376,870	1%
2017	11	101,155	2,022,698	8%
2018	19	243,365	4,063,948	19%
2019	6	80,925	1,422,037	6%

Distributions

From the commencement of our offering through March 31, 2010, we generally paid distributions based on daily record dates, payable monthly in arrears.  The distributions were equal to a daily amount of $0.00164384, which if paid each day for a 365-day period, would equal $0.60 per share, or a 6% annualized rate based on a purchase price of $10.00 per share.  In addition, we paid a one-time distribution to stockholders of record on October 14, 2009, in an amount equal to $0.02301376 per share, which equates to $0.00164384 per day for the first fourteen days of October.  A summary of the distributions declared, distributions paid and cash flows from operations through March 31, 2010 follows:

		Distributions	Distributions Paid			Cash Flows
Period (1)	Distributions Declared	Declared Per Share (2)	Cash	Reinvested via DRP	Total	From Operations	Contributions by IREIC
1st Quarter 2010	$737,820	$0.15	$171,540	$360,106	$531,646	$(301,089)	$531,646
4th Quarter 2009	$212,414	$0.15	$30,248	$65,787	$96,035	$(341,922)	$96,035

(1)  Fourth quarter 2009 was the first quarter in which distributions were declared and paid.

(2)  Assumes a share was issued and outstanding each day during the quarter.

Our board also has paid distributions to each stockholder of record between April 1, 2010 and June 30, 2010, and has declared distributions to each stockholder of record between July 1, 2010 and August 31, 2010.  The distributions paid and declared equal a daily amount that, if paid each day for a 365-day period, would equal a 6% annualized rate based on a purchase price of $10.00 per share, calculated at a rate of $0.00164384 per share per day.  Distributions declared for each day of the month of July will be paid no later than August 6, 2010, and distributions declared for each day of the month of August will be paid no later than September 7, 2010.

We intend to continue paying distributions for future periods in the amounts and at times as determined by our board.  We will not use any of the net proceeds from the offering to fund these distributions.  The monies needed to pay all distributions paid through the date of this supplement were funded from capital contributions made by our sponsor, IREIC.  We anticipate that some or all of the monies needed to fund the distributions declared and payable for each day of July and August 2010 will be funded from capital contributions that IREIC has advised us that it intends to fund if needed.  IREIC has not received, and will not receive, any additional shares of our common stock for making any of these contributions.  IREIC previously invested $200,000 at the time of our formation.  We will not use any of this initial $200,000 contribution to fund distributions.  There is no assurance that IREIC will continue to contribute monies to fund future distributions.  See also “Risk Factors — Risks Related to Our Business — The amount and timing of distributions may vary.  We may pay distributions from the proceeds generated by borrowings.”

Share Repurchases

We adopted a share repurchase program, effective August 24, 2009 and amended the program effective May 20, 2010.  We did not receive any requests for repurchase through March 31, 2010, and no shares were repurchased.

Compensation Paid To Affiliates of IREIC

Set forth below is a summary of the most significant fees and expenses that we have paid or reimbursed to affiliates of IREIC such as Inland Securities, our Business Manager and our Real Estate Managers and their respective affiliates, including the ancillary service providers, for the three months ended March 31, 2010 and the year ended December 31, 2009.

Type of Compensation	Three Months Ended March 31, 2010	Year Ended December 31, 2009

Offering Stage (1)
Selling Commissions	$2,773,407	$2,104,217
Marketing Contribution	$983,478	$726,099
Due Diligence Expense Reimbursement	—	—
Issuer Costs (2)	$607,656	$3,416,984

Operational Stage (3)
Acquisition Expenses	$90,987	$23,432
Business Management Fee (4)	—	—
Real Estate Management Fees	$24,821	—
Ancillary Services Reimbursements	$231,966	$33,516

(1)  As of March 31, 2010 and December 31, 2009, offering costs of $126,184 and $218,773, respectively, remained unpaid.

(2)  Includes issuer costs paid to third parties.

(3)  As of March 31, 2010 and December 31, 2009, operational costs of $750,240 and $12,776, respectively, remained unpaid.

(4)  For the three months ended March 31, 2010 and the year ended December 31, 2009, the Business Manager was entitled to business management fees in an amount equal to $33,650 and $6,060, respectively, but permanently waived the entire amount of these fees.

Funds From Operations

One of our objectives is to provide cash distributions to our stockholders from cash generated by our operations and other measures determined under U.S. generally accepted accounting principles (“GAAP”). Until we generate sufficient cash flow from operations, determined in accordance with GAAP, to fully fund distributions, some or all of our distributions may be paid from the proceeds generated by borrowings, including borrowings secured by our assets, resulting in us having less money available to invest in properties or other real estate assets. We also may fund distributions from cash flow generated from investing activities, including the net proceeds from the sale of our assets. We will not fund any distributions from the net proceeds of our offering. We may also fund distributions from advances from our Business Manager or IREIC or from the cash retained by us in the case that our Business Manager defers, accrues or waives all, or a portion, of its business management fee.

Cash generated from operations is not equivalent to our net income from continuing operations also as determined under GAAP. Another measure reported due to certain unique operating characteristics of real estate companies, is known as “Funds from Operations, or “FFO.” The National Association of Real Estate Investment Trusts (“NAREIT”), an industry trade group, promulgates this measure which it believes more accurately reflects the operating performance of a REIT such as us.   As defined by NAREIT, FFO means net income computed in accordance with GAAP, excluding gains (or losses) from sales of property, plus depreciation and amortization on real property and after adjustments for unconsolidated partnerships and joint ventures in which the company holds an interest.  The calculation of FFO may vary from entity to entity since capitalization and expense policies tend to vary from entity to entity.  Items that are capitalized do not impact FFO whereas items that are expensed reduce FFO.  Consequently, our presentation of FFO may not be comparable to other similarly titled measures presented by other REITs.  FFO does not represent cash flows from operations as defined by GAAP, it is not indicative of cash available to fund all cash flow needs and liquidity, including our ability to pay distributions and should not be considered as an alternative to net income, as determined in accordance with GAAP, for purposes of evaluating our operating performance.  Management uses the calculation of FFO for several reasons. We use FFO to compare our performance to that of other REITs.  Additionally, we use FFO in conjunction with our acquisition policy to determine investment capitalization strategy.

Our calculation of FFO and FFO per share for the three months ended March 31, 2010 and the year ended December 31, 2009 is presented below.

		Three Months Ended March 31,	Year ended December 31,
		2010	2009
	Net loss applicable to common shares	$(392,852)	(296,933)
Add:	Depreciation and amortization:
	Related to investment properties	113,770	28,619

	Funds from operations (FFO)	$(279,082)	(268,314)

	Weighted average number of common shares outstanding, basic and diluted	4,987,095	367,888

	FFO per common share, basic and diluted	$(0.06)	(0.73)

Selected Financial Data

The following table shows our selected financial data relating to our consolidated historical financial condition and results of operations.  This selected financial data should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes appearing in our Quarterly Report on Form 10-Q for the period ended March 31, 2010 and our Annual Report on Form 10-K for the year ended December 31, 2009, and incorporated by reference into this prospectus.

	As of March 31,		As of December 31,
	2010	2009	2009	2008

Total assets	$67,932,932	273,906	26,439,298	1,298,961

Mortgage payable	$5,445,000	—	—	—

	For the Three Months Ended March 31,		For the Year Ended December 31,	Period from June 30, 2008 through December 31,
	2010	2009	2009	2008

Total income	$597,871	—	96,243	—

Total interest income	$27,747	—	3,036	—

Net loss applicable to common shares	$(392,852)	(5,567)	(296,933)	(69,574)

Net loss per common share, basic and diluted (a)	$(0.08)	(0.28)	(.81)	(3.48)

Distributions declared to common stockholders	$737,820	—	212,414	—

Distributions per weighted average common share (a)	$0.15	—	0.15	—

Funds From Operations	$(279,082)	(5,567)	(268,314)	(69,574)

Cash flows used in operating activities	$(301,089)	(20,122)	(341,922)	(34,429)

Cash flows used in investing activities	$(12,267,170)	—	(9,691,004)	—

Cash flows provided by financing activities	$40,838,276	(105,770)	25,369,336	434,227

Weighted average number of common shares outstanding, basic and diluted	4,987,095	20,000	367,888	20,000

(a)          The net loss per share basic and diluted is based upon the weighted average number of common shares outstanding for the three months ended March 31, 2010 and 2009, respectively, and for the year ended December 31, 2009 and the period from June 30, 2008 (inception) to December 31, 2008, respectively. The distributions per common share are based upon the weighted average number of common shares outstanding for the three months ended March 31, 2010 and 2009 and for the period from October 1, 2009 (the effective commencement of the declaration of distributions) to December 31, 2009.

INCORPORATION BY REFERENCE

We have elected to “incorporate by reference” certain information into this prospectus.  By incorporating by reference, we are disclosing important information to you by referring you to documents we have filed separately with the SEC.  The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus.  The following documents filed with the SEC are incorporated by reference in this prospectus (Commission File No. 333-153356), except for any document or portion thereof deemed to be “furnished” and not filed in accordance with SEC rules:

•                                          Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed with the SEC on March 26, 2010, including the information specifically incorporated by reference from our definitive proxy statement for our 2010 Annual Meeting of Stockholders;

•                                          Quarterly Report on Form 10-Q for the period ended March 31, 2010 filed with the SEC on May 14, 2010;

•                                          Definitive Proxy Statement filed with the SEC on April 14, 2010 in connection with our Annual Meeting of Stockholders held on June 3, 2010, as supplemented by the Definitive Additional Materials filed with the SEC on May 3, 2010;

•                                          Registration Statement on Form 8-A12G (Reg. No. 000-53945) filed with the SEC on April 14, 2010;

•                                          Current Report on Form 8-K filed with the SEC on December 17, 2009;

•                                          Current Report on Form 8-K filed with the SEC on January 20, 2010;

•                                          Current Report on Form 8-K filed with the SEC on February 17, 2010;

•                                          Current Report on Form 8-K filed with the SEC on February 24, 2010;

•                                          Current Report on Form 8-K/A filed with the SEC on February 26, 2010 (includes the financial statements of Merrimack Village Center and the required pro forma financial information);

•                                          Current Report on Form 8-K/A filed with the SEC on March 11, 2010 (includes the financial statements of Merrimack Village Center and amended pro forma financial information);

•                                          Current Report on Form 8-K/A filed with the SEC on March 11, 2010 (includes the financial statements of Pleasant Hill Commons and the required pro forma financial information);

•                                          Current Report on Form 8-K filed with the SEC on April 20, 2010;

•                                          Current Report on Form 8-K filed with the SEC on May 3, 2010;

•                                          Current Report on Form 8-K filed with the SEC on May 17, 2010;

•                                          Current Report on Form 8-K filed with the SEC on May 24, 2010;

•                                          Current Report on Form 8-K filed with the SEC on June 3, 2010;

•                                          Current Report on Form 8-K filed with the SEC on June 8, 2010;

•                                          Current Report on Form 8-K filed with the SEC on June 16, 2010;

•                                          Current Report on Form 8-K filed with the SEC on July 8, 2010;

•                                          Current Report on Form 8-K filed with the SEC on July 16, 2010;

•                                          Current Report on Form 8-K/A filed with the SEC on July 16, 2010 (includes the financial statements of Regal Court, Draper Crossing, Tradition Village Center, The Landing at Tradition, Kohl’s at Calvine Pointe, Temple Terrace and Lake City Commons and the required pro forma financial information) (note that the pro forma financial information presented in this Current Report is superseded and replaced in its entirety by the pro forma financial information presented in our Current Report on Form 8-K/A filed with the SEC on July 20, 2010); and

•                                          Current Report on Form 8-K/A filed with the SEC on July 20, 2010 (includes amended pro forma financial information) (note that the pro forma financial information presented in this Current Report supersedes and replaces in its entirety the pro forma financial information presented in our Current Report on Form 8-K/A filed with the SEC on July 16, 2010).

All of the documents that we have incorporated by reference into this prospectus are available on the SEC’s website, www.sec.gov.  In addition, these documents can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, NE, Washington, D.C.  20549.  Copies also can be obtained by mail from the Public Reference Room at prescribed rates.  Please call the SEC at (800) SEC-0330 for further information on the operation of the Public Reference Room.

In addition, we will provide to each person, including any beneficial owner of our common stock, to whom this prospectus is delivered, a copy of any or all of the information that we have incorporated by reference into this prospectus, as supplemented, but not delivered with this prospectus.  To receive a free copy of any of the documents incorporated by reference in this prospectus, other than exhibits, unless they are specifically incorporated by reference in those documents, call or write us at 2901 Butterfield Road, Oak Brook, Illinois 60523, Attention: Roberta S. Matlin, (630) 218-8000.  The documents also may be accessed on our website at www.inlanddiversified.com. The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

PROSPECTUS SUMMARY

Acquisition Group

The following subsection has been inserted to the prospectus following the section captioned “Prospectus Summary — Our Sponsor, Business Manager, Dealer Manager, Real Estate Managers and The Inland Real Estate Group, Inc.,” which begins on page 3 of the prospectus, and all other similar discussions throughout the prospectus.

Our Business Manager has established a dedicated acquisition group through a recently formed and wholly owned subsidiary, Inland Diversified Real Estate Acquisitions, Inc., sometimes referred to herein as “Acquisition Corp.”  Under the direction of our president, Mr. Lazarus, Acquisition Corp. has recently hired Mr. Mark Youngman and appointed him vice president.  Mr. Youngman worked for IREA prior to being hired by Acquisition Corp. and has over thirty years of experience acquiring commercial real estate.  Mr. Youngman works full-time for Acquisition Corp.; however, he is completing work on transactions on behalf of IREA that started prior to the time that we hired him.  IREA or another affiliate of our sponsor will be responsible for paying a portion of Mr. Youngman’s salary during this time as well as any costs that he incurs in connection with those transactions.  Mr. Youngman will be primarily responsible for generating acquisition opportunities for us.  Additionally, Mr. Lazarus also has both experience in acquiring real estate assets as well as relationships that we believe will also provide us with acquisition opportunities.  By forming this group, we believe that the Business Manager will be able to provide us with exclusive acquisition opportunities that will not be subject to rights of first refusal, such as those identified by IREA.  Except as otherwise described above, we will be responsible for reimbursing the Business Manager for costs incurred by Acquisition Corp., including compensation and benefits costs associated with its staff, except Mr. Lazarus.

Our relationship with Acquisition Corp. will not impact our relationship with IREA, which will continue to present us with acquisition opportunities.  In fact, the Business Manager may use personnel employed by IREA to perform all due diligence activities associated with any opportunities identified by Acquisition Corp. or by any of our executive officers.  IREA would not be paid any fees in these instances, only its costs would be reimbursed.

QUESTIONS AND ANSWERS ABOUT THE OFFERING

The following question and answer have been inserted to the section of the prospectus captioned “Questions and Answers About the Offering,” immediately preceding the question “What competitive advantages does the company achieve through its relationship with Inland?” which is on page 22.

Q:                                  What do you think distinguishes the company from most other unlisted REITs?

A:                                   In general, we believe our structure is distinguishable in some important ways:

•                                          the company will not use offering proceeds to pay cash distributions as stated in our prospectus, with no caveats;

•                                          unlike other unlisted REITs, our Business Manager will be paid no acquisition fees;

•                                          our business management fee is graduated, so that the maximum can only be paid if the distributions are at a rate of at least 7%, and the Business Manager will receive no fee whatsoever if the distributions are not at a rate of at least 5% (the distribution is calculated as an easy-to-understand average annualized rate); and

•                                          we believe that our total fees are among the lowest paid by unlisted REITs.

See “Compensation Table” for a discussion of the compensation we will pay, or expect to pay, to affiliates of IREIC.  See also “Risk Factors.”

CAPITALIZATION

The following updates the discussion contained in the section of our prospectus captioned “Capitalization,” which begins on page 63 of the prospectus.

The following table sets forth our historical capitalization as of March 31, 2010 and December 31, 2009.  The information set forth in the following table should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes appearing in our Quarterly Report on Form 10-Q for the period ended March 31, 2010 and our Annual Report on Form 10-K for the year ended December 31, 2009, and incorporated by reference into this prospectus.

	March 31, 2010	December 31, 2009
Debt:
Mortgage Notes Payable	$5,445,000	$—
Stockholders Equity:
Preferred stock, $0.001 par value, 40,000,000 shares authorized, none outstanding	—	—
Common stock, $0.001 par value, 2,460,000,000 shares authorized, 6,988,344 and 2,958,096 shares issued and outstanding as of March 31, 2010 and December 31, 2009, respectively	6,988	2,958
Additional paid in capital, net of offering costs of $10,583,634 and $6,218,993 as of March 31, 2010 and December 31, 2009, respectively	59,613,821	23,353,847
Retained Earnings Deficit	(1,709,593)	(578,921)
TOTAL STOCKHOLDERS’ EQUITY*:	$57,911,216	$22,777,884
TOTAL CAPITALIZATION*:	$57,911,216	$22,777,884

*Net of offering costs.

PRIOR PERFORMANCE OF IREIC AFFILIATES

The following updates the discussion contained in the section of our prospectus captioned “Prior Performance of IREIC Affiliates,” which begins on page 82 of the prospectus.

Prior Investment Programs

During the ten year period ended March 31, 2010, IREIC and its affiliates sponsored three other REITs and eighty-eight real estate exchange private placements, which altogether have raised more than $15.9 billion from over 362,000 investors in offerings for which Inland Securities has served as dealer manager. During that period, Inland Retail Real Estate Trust, Inc., Inland Western Retail Real Estate Trust, Inc. and Inland American Real Estate Trust, Inc. raised approximately $15.1 billion from over 357,000 investors.  These REITs have, or, with respect to Inland Retail Real Estate Trust, Inc., had, investment objectives similar to ours in that they seek to invest in real estate that produces both current income and long-term capital appreciation for stockholders.  The IREIC-sponsored REITs, including Inland Real Estate Corporation, a REIT previously sponsored by IREIC prior to this ten year period, represent approximately 95% of the aggregate amount raised in offerings for which Inland Securities has served as dealer manager, approximately 99% of the aggregate number of investors, approximately 95% of properties purchased and approximately 93% of the aggregate cost of the properties purchased by the prior programs sponsored by IREIC and its affiliates.

Another entity sponsored by IREIC, Inland Real Estate Exchange Corporation, offers real estate exchange transactions, on a private basis, designed, among other things, to provide replacement properties for persons wishing to complete an IRS Section 1031 real estate exchange. Thus, these private placement programs do not have investment objectives similar to ours. However, these private placement programs have owned real estate assets similar to those that we may seek to acquire, including industrial/distribution buildings, shopping centers, office buildings and other retail buildings.

We will pay fees to, and reimburse expenses incurred by, Inland Securities and our Business Manager, Real Estate Managers, TIREG and their affiliates, as described in more detail in the section of this prospectus captioned “Compensation Table.”  The other four REITs previously sponsored by IREIC have similarly compensated IREIC and each of their respective business managers, real estate managers and affiliates.  However, Inland American is the only other REIT that may pay an oversight fee to its real estate managers.  The private placement programs sponsored by Inland Real Estate Exchange Corporation pay some of the same types of fees and expenses that we pay, such as selling commissions, marketing contributions, bona fide due diligence expenses and real estate management fees. However, because the business conducted by, and the underlying investment objectives of, these private placement programs are substantially different than our business and investment objectives, other fees and expenses paid by the private placement programs are not directly comparable to ours.

The following discussion and the Prior Performance Tables, included in this prospectus as Appendix A, provide information on the prior performance of the real estate programs sponsored by IREIC and its affiliates. Past performance is not necessarily indicative of future performance.  With respect to the disclosures set forth herein, we have not provided information for Inland Retail Real Estate Trust, Inc., referred to herein as “IRRETI,” as of March 31, 2010. On February 27, 2007, all of the outstanding common stock of IRRETI was acquired in a merger with Developers Diversified Realty Corporation (“DDR”).  Pursuant to the merger agreement, DDR acquired IRRETI for a total merger consideration of $14.00 per share plus accrued but unpaid dividends for the month of February 2007 in cash, prorated in accordance with the agreement. DDR elected to pay the merger consideration to the IRRETI stockholders through a combination of $12.50 in cash and $1.50 in common shares of DDR, which equated to a 0.021569 common share of DDR. The transaction had a total enterprise value of approximately $6.2 billion. No further information regarding IRRETI is available.

Summary Information

The following table provides summarized information concerning prior programs sponsored by IREIC or its affiliates, with the exception of IRRETI, for the ten year period ending March 31, 2010, and is qualified in its entirety by reference to the introductory discussion above and the detailed information appearing in the Prior Performance Tables in Appendix A of the prospectus. With respect to IRRETI, information is presented for the ten year period ended September 30, 2006. This information set forth in this table, and in the narrative that follows, represents capital raised by these prior programs only through offerings for which Inland Securities has served as dealer manager and, where noted, through their respective distribution reinvestment plans. All information regarding the REITs previously sponsored by IREIC is derived from the public filings by these entities. WE ARE NOT, BY INCLUDING THESE TABLES, IMPLYING THAT WE WILL HAVE RESULTS COMPARABLE TO THOSE REFLECTED IN THE TABLES BECAUSE OUR YIELD ON INVESTMENTS, CASH AVAILABLE FOR DISTRIBUTION AND OTHER FACTORS MAY BE SUBSTANTIALLY DIFFERENT. ACQUIRING OUR SHARES WILL NOT GIVE YOU ANY INTEREST IN ANY PRIOR PROGRAM.

	Inland Western Retail Real Estate Trust, Inc. as of March 31, 2010	Inland Retail Real Estate Trust, Inc. as of September 30, 2006	Inland Real Estate Corporation as of March 31, 2010 (1)(2)	Inland American Real Estate Trust, Inc. as of March 31, 2010	Inland Real Estate Exchange Private Placement Offerings as of March 31, 2010
Number of programs sponsored	1	1	1	1	88
Number of public “best efforts” offerings	2	3	4	2	0
Aggregate amount raised from investors (3)	$4,436,745,000	2,424,515,000	74,199,000	8,279,145,000	879,000,000
Approximate aggregate number of investors	110,000	57,600	22,000	186,600	2,100
Number of properties purchased	316	287	183 (4)	979 (5)	94
Aggregate cost of properties	$8,575,954,000	4,138,046,000	1,584,285,000	10,558,067,000	1,759,000,000
Number of mortgages receivable and notes receivable	2	0	2	15	0
Principal amount of mortgages receivable and notes receivable	$8,330,000	0	3,215,000	533,456,000 (6)	0
Number of investments in unconsolidated entities	2	1	8	16	0
Investment in unconsolidated entities (7)	$79,053,000	22,626,000	113,506,000	441,450,000	0
Investment in securities	38,214,000	19,248,000	10,911,000	262,328,000	0
Percentage of properties (based on cost) that were:
Commercial—
Retail	76.00%	89.00%	79.00%	26.00%	30.00%
Single-user net lease	24.00%	11.00%	21.00%	30.00%	11.00%
Nursing homes	0.00%	0.00%	0.00%	0.00%	0.00%
Offices	0.00%	0.00%	0.00%	7.00%	47.00%
Industrial	0.00%	0.00%	0.00%	3.00%	12.00%
Health clubs	0.00%	0.00%	0.00%	0.00%	0.00%

Mini-storage	0.00%	0.00%	0.00%	0.00%	0.00%
Multi-family residential	0.00%	0.00%	0.00%	8.00%	0.00%
Lodging	0.00%	0.00%	0.00%	26.00%	0.00
Total commercial	100.00%	100.00%	100.00%	100.00%	100.0%
Land	0.00%	0.00%	0.00%	0.00%	0.00%

Percentage of properties (based on cost) that were:
Newly constructed (within a year of acquisition)	37.00%	39.00%	38.00%	13.00%	30.00%
Existing construction	63.00%	61.00%	62.00%	87.00%	70.00%

Number of properties sold in whole or in part	20	13	43 (4)	4	6

Number of properties exchanged	0	0	0	0	0

(1)

With respect to Inland Real Estate Corporation, or “IRC,” the table provides summary information for the entire duration of the program, from its inception in 1994.  However, any information relating to IRC’s offerings reflects only those public offerings conducted prior to the listing of its shares on the New York Stock Exchange, plus the issuance of shares under IRC’s distribution reinvestment program.

(2)

This table does not include any information regarding (1) the equity offering of IRC’s common shares completed in May 2009; (2) the sale of any shares under the Sales Agency Agreement with BMO Capital Markets Corp.; or (3) the issuance of IRC’s 4.625% convertible senior notes due in 2026.  Neither Inland Securities nor any Inland affiliate received any fees in connection with these transactions.  See “—  Publicly Registered REITs — Inland Real Estate Corporation” for additional information regarding these transactions.

(3)	Includes proceeds from the issuance of shares under each program’s distribution reinvestment plan.
(4)

IRC’s joint venture with Inland Real Estate Exchange Corporation has offered tenant-in-common or Delaware Statutory Trust (together referred to herein as “TIC”) interests in properties to investors in a private placement exempt from registration under the Securities Act of 1933, as amended.  Included in the amounts above are all properties purchased for this joint venture.  During 2007, IRC purchased ten properties, of which nine have been either partially or entirely contributed to the joint venture and subsequently sold to TIC investors by the joint venture.  During 2008, IRC purchased one property which it contributed to the joint venture and the joint venture purchased five properties directly.  Interests in five of these properties have partially or entirely been sold.  During the three months ended March 31, 2010, IRC did not purchase or contribute any properties.

(5)	Excludes five properties in development as of March 31, 2010.
(6)	Exclusive of notes receivable discount, impairment and related amortization.
(7)

These entities are owned by the respective Inland REITs and other unaffiliated parties in joint ventures. Net income, cash flow from operations and capital transactions for these properties are allocated to the respective Inland REIT and its joint venture partners in accordance with the respective partnership agreements.   The respective Inland REIT’s partners manage the day-to-day operations of the properties and hold key management positions.  These entities are not consolidated by the respective Inland REITs, and the equity method of accounting is used to account for these investments. Under the equity method of accounting, the net equity investment of the respective Inland REIT and its share of net income or loss from the unconsolidated entity are reflected in the consolidated balance sheets and the consolidated statements of operations.

During the three years ended March 31, 2010, Inland American purchased 868 properties, excluding development properties and Inland Western purchased ten properties. Inland Real Estate Corporation did not purchase any properties during this time period. During the three years ended September 30, 2006, IRRETI purchased sixty-eight commercial properties. Upon written request, you may obtain, without charge, a copy of Table VI filed with the Securities and Exchange Commission in Part II of our registration statement. Table VI provides more information about these acquisitions. In addition, upon written request, you may obtain, without charge, a copy of the most recent Form 10-K annual report filed with the Securities and Exchange Commission by any of these REITs within the last twenty-four months. We will provide exhibits to each such Form 10-K upon payment of a reasonable fee for copying and mailing expenses.

Publicly Registered REITs

The information set forth below regarding IRC, Inland Western, Inland American and IRRETI is derived from the reports filed by these entities with the Securities and Exchange Commission under the Exchange Act, including without limitation the Quarterly Report on Form 10-Q for the period ended March 31, 2010 filed by IRC on May 7, 2010 (referred to herein as the “IRC 10-Q”), the Quarterly Report on Form 10-Q for the period ended March 31, 2010 filed by Inland Western on May 12, 2010 (referred to herein as the “Western 10-Q”), and the Quarterly Report on Form 10-Q for the period ended March 31, 2010 filed by Inland American on May 14, 2010 (referred to herein as the “American 10-Q”),.

Inland Real Estate Corporation is a self-administered REIT formed in May 1994. IRC’s shares have been listed on the New York Stock Exchange under the ticker “IRC” since June 9, 2004. IRC acquires, owns, operates and develops, directly or through its unconsolidated entities, open-air neighborhood, community and power shopping centers and single-tenant retail properties located in the upper Midwest markets.  As of March 31, 2010, the properties owned by IRC were generating sufficient cash flow to pay operating expenses, debt service requirements and current distributions.

As of March 31, 2010, IRC owned interests in 140 investment properties for an aggregate purchase price of approximately $1.6 billion.  These properties were purchased in part with proceeds received from the offerings of shares of its common stock, borrowings secured by its properties, draws on its line of credit or sales proceeds from previous sales of properties.  As of March 31, 2010, IRC had debt of approximately $370.2 million, secured by its properties, $50.0 million outstanding on an unsecured line of credit, and $140.0 million outstanding on a term loan.  In addition, on April 30, 2010, IRC received proceeds of approximately $20.0 million from a financing secured by six previously unencumbered properties.

On July 15, 2010, the closing price of the stock on the New York Stock Exchange was $7.49 per share.

Investor Update.  IRC currently pays monthly distributions.  In accordance with its board of directors’ decision, IRC reduced the amount it paid as distributions in 2009 to an annualized amount equal to its estimated taxable income for 2009.  This change in policy resulted in a monthly distribution amount of $0.0475 per common share.  In the IRC 10-Q, IRC stated that it expected to continue to pay monthly cash distributions at this rate during 2010.  IRC has stated that its board of directors will periodically review its distribution policy as it evaluates its liquidity needs and monitors the impact of market conditions on its operating fundamentals.

Capital Raise.  Through a total of four public offerings, for which Inland Securities served as dealer manager, the last of which was completed in 1998, IRC sold a total of 51.6 million shares of common stock.  Through March 31, 2010, IRC had issued approximately 17.4 million shares of common stock through its dividend reinvestment program and repurchased approximately 5.3 million shares of common stock through its share repurchase program.  Further, in May 2009, IRC completed an underwritten equity offering of approximately 17.1 million common shares at a price of $6.50 per share.  Net of underwriting fees, the offering generated net proceeds of approximately $106.4 million, excluding offering costs.  On November 10, 2009, IRC entered into a Sales Agency Agreement with BMO Capital Markets Corp. (“BMO”) to offer and sell shares of its common shares having an aggregate offering price of up to $100 million from time to time through BMO, acting as sales agent.  As of March 31, 2010, IRC had issued approximately 891,000 shares of its common shares pursuant to the Sales Agency Agreement and generated net proceeds of approximately $7.3 million, after deducting selling commissions paid to BMO.  As a result of these offerings, IRC had realized total gross offering proceeds of approximately $812.9 million as of March 31, 2010.

In addition, in November 2006, IRC issued $180.0 million aggregate principal amount of its 4.625% convertible senior notes due in 2026, which included the exercise by the initial purchasers of their option to purchase an additional $10.0 million to cover over-allotments.  Through this private placement, IRC received net proceeds of approximately $177.3 million after deducting selling discounts and commissions.

Changes in Economic Conditions.  In the IRC 10-Q, IRC reported that the effect of the current economic downturn is continuing to impact many retailers in its portfolio but that it has been able to re-lease much of the space vacated by various “big-box” tenants and is negotiating leases to fill more of these vacancies during 2010.  IRC also reported however, that these new leases are at rates generally lower than the original leases.  During the three months ended March 31, 2010, IRC executed fifteen new, forty-seven renewal and ten non-comparable leases (expansion square footage or spaces for which no former tenant was in place for one year or more), aggregating approximately 496,000 square feet.  As of March 31, 2010, 118 leases in IRC’s consolidated portfolio, which comprise approximately 388,000 square feet and account for approximately 4.6% of its annualized base rent, were scheduled to expire during the remainder of 2010.

According to the IRC 10-Q, approximately $146.8 million of IRC’s consolidated mortgages payable and its $140.0 million term loan mature during 2010 and approximately $100.7 million of consolidated mortgages payable and the aggregate commitment under its line of credit mature in 2011.  Additionally, 2011 is the earliest date that IRC’s $125.0 million in face value of convertible notes can be redeemed or the note holder can require IRC to repurchase their notes.  IRC has stated that it intends to refinance this debt at market terms available at the time of the maturities, but that there is no assurance that it will obtain terms similar to those of the expiring debt and the interest rates charged may be higher than it is currently paying.  IRC reported that subsequent to the end of first quarter 2010, it had repaid approximately $50.1 million of its debt using approximately $20.0 million in proceeds on unencumbered properties, $20.0 million in draws on the line of credit and $10.1 million of cash.

IRC stated that it has guaranteed approximately $25.6 million of unconsolidated joint venture debt as of March 31, 2010.  These guarantees are in effect for the entire term of each respective loan as set forth in the loan documents.  According to the IRC 10-Q, IRC would be required to make payments related to these guarantees upon the default of any of the provisions in the loan documents.

Impairments.  IRC’s policies with respect to impairments, and the impairments recorded for the three months ended March 31, 2010 and the year ended December 31, 2009, are explained in more detail below.

Investment Properties.  IRC assesses the carrying values of its investment properties, whenever events or changes in circumstances indicate that the carrying amounts of these investment properties may not be fully recoverable.  Recoverability of the investment properties is measured by comparison of the carrying amount of the investment property to the estimated future undiscounted cash flows.  In order to review its investment properties for recoverability, IRC considers current market conditions, as well as its intent with respect to holding or disposing of the asset.  If IRC’s analysis indicates that the carrying value of the investment property is not recoverable on an undiscounted cash flow basis, it recognizes an impairment charge for the amount by which the carrying value exceeds the current estimated fair value of the real estate property.  IRC did not record any impairments on its investment properties during the three months ended March 31, 2010, but recorded an impairment loss of approximately $1.7 million related to a

229,639 square foot community center located in Michigan City, Indiana, as well as an impairment loss of $0.1 million related to a 12,903 square foot neighborhood retail center located in Montgomery, Illinois for the year ended December 31, 2009.  Each of these properties was subsequently sold.

Marketable Securities.  IRC evaluates its securities investments for impairment quarterly.  IRC’s policy for assessing near term recoverability of its “available for sale” securities is to record a charge against net earnings when it determines that a decline in the fair value of a security drops below the cost basis and it believes it to be other than temporary.  As of March 31, 2010 and December 31, 2009, IRC had investments in marketable securities equal to approximately $10.9 million and $11.0 million, respectively, consisting of preferred and common stock investments. IRC did not record any impairments against its marketable securities portfolio during the three months ended March 31, 2010, but did record approximately $2.7 million in impairments against its marketable securities portfolio for the year ended December 31, 2009. During the three months ended March 31, 2010 and the year ended December 31, 2009, IRC realized gains on sales of securities equal to approximately $1.0 million and $1.4 million, respectively.

Joint Ventures. If circumstances indicate a potential loss in value of an equity method investment, IRC evaluates the investment for impairment by estimating its ability to recover its investments from future expected cash flows. If IRC determines the loss in value is other than temporary, it will recognize an impairment charge to reflect the investment at fair value.  During the three months ended March 31, 2010 and the year ended December 31, 2009, the total impairment losses recorded by IRC’s unconsolidated joint ventures were approximately $5.5 million and $31.9 million, respectively, at the joint venture level, and IRC’s pro rata shares of these losses were approximately $2.5 million and $14.8 million, respectively.  In addition, for the three months ended March 31, 2010, IRC recorded approximately $5.5 million related to the PDG/Tuscany Village Venture to reflect the investment at fair value.  For the year ended December 31, 2009, IRC recorded approximately $2.9 million in impairment loss related to basis differences recorded for interest costs incurred for each project that could have been avoided and.

Sale of Assets.  During the three months ended March 31, 2010, IRC did not sell any properties; however, on April 30, 2010, IRC sold one property for approximately $865,000.  During the year ended December 31, 2009, IRC sold three investment properties and one partial property from its consolidated portfolio for an aggregate sale price of approximately $8.2 million, resulting in an aggregate gain on sale equal to approximately $2.0 million.  In addition, during the year ended December 31, 2009, IRC completed the sale of a portion of one development property, for a sale price of approximately $4.7 million.  Proceeds from the sale of the development property were a return of equity to IRC.  See also “Appendix A — Table V” for additional information regarding IRC’s sales.

Merger to Become Self-Administered.  On July 1, 2000, IRC became a self-administered REIT by acquiring, through merger, Inland Real Estate Advisory Services, Inc., its advisor, and Inland Commercial Property Management, Inc., its property manager. As a result of the merger, IREIC, the sole stockholder of the advisor, and The Inland Property Management Group, Inc., the sole stockholder of its property manager, received an aggregate of approximately 6.2 million shares of IRC’s common stock valued at $11.00 per share, or approximately 9% of its common stock.

Current Litigation.  IRC reported that, as of March 31, 2010, it was not party to, and none of its properties was subject to, any material pending legal proceedings.

Inland Western Retail Real Estate Trust, Inc. is a self-administered REIT formed in March 2003. Inland Western acquires, manages and develops a diversified portfolio of real estate, primarily multi-tenant shopping centers.  As of March 31, 2010, Inland Western owned 298 consolidated operating properties acquired for an aggregate purchase price of approximately $7.6 billion.  These properties were purchased with proceeds received from its securities offerings and financings. Inland Western also has invested in eleven operating properties that it does not consolidate and six consolidated development properties and five other development properties in one unconsolidated joint venture.  As of March 31, 2010, Inland Western had borrowed approximately $3.9 billion secured by its properties.

Investor Update.  Inland Western currently pays quarterly distributions.  In 2009, Inland Western’s board of directors declared a first quarter distribution equal to $0.048783 per share, a second quarter distribution equal to $0.05 per share, a third quarter distribution equal to $0.025 per share, and a fourth quarter distribution equal to $0.0325 per share. On March 9, 2010, Inland Western’s board of directors declared a first quarter 2010 distribution equal to $0.04375 per share.

As of December 31, 2009, the Inland Western board of directors estimated the value of the shares of Inland Western at $6.85 per share, which Inland Western explained in its filings reflected, among other things, the impact of adverse trends in the economy and the real estate industry.  In connection with the estimate of share value, Inland Western amended its distribution reinvestment program (referred to herein as the “Western DRP”), effective March 1, 2010, solely to modify the purchase price.  Additional shares of Inland Western stock purchased under the Western DRP on or after March 1, 2010, will be purchased at a price equal to $6.85 per share.  In addition, Inland Western suspended its share repurchase program, until further notice, effective November 19, 2008.

Capital Raise.  Through a total of two public primary offerings, the last of which was completed in 2005, Inland Western sold a total of approximately 459.5 million shares of its common stock. In addition, through March 31, 2010, Inland Western had issued approximately 66.8 million shares through its distribution reinvestment program and had repurchased approximately 43.8 million shares through its share repurchase program. As a result, Inland Western has realized total net offering proceeds, before offering costs, of approximately $4.4 billion as of March 31, 2010.

Changes in Economic Conditions.  As of March 31, 2010, Inland Western reported an occupancy rate of approximately 86%, down from its historical averages.  Inland Western stated in the Western 10-Q that it believed that reduced retail occupancy will likely continue to have a negative impact on its consolidated cash flows, results of operations and financial position in 2010.  However, Inland Western stated that it has lower administrative cost relative to other retail formats and historic averages as well as a diversified tenant base, with no one tenant exceeding 3% of its 2010 annualized revenues, which offsets some of the current challenges within the retail environment.  Inland Western also reported in the Western 10-Q that over the past eighteen months, it has had approximately 4.0 million square feet of retail space become available due to large tenant vacancies, resulting primarily from bankruptcies.  As of March 31, 2010, approximately 2.55 million square feet, or 64% of the space, had been either re-leased or was being addressed through letters of intent or various stages of lease negotiations.

Inland Western reported that during the three months ended March 31, 2010, it obtained mortgage payable proceeds of approximately $229.1 million and made mortgage payable repayments of $261.4 million.   The new mortgages payable that Inland Western entered into during the three months ended March 31, 2010 have interest rates ranging from 2.48% to 6.57% and maturities up to seven years.  The stated interest rates of the loans repaid during the three months ended March 31, 2010 ranged from 4.27% to 5.24%.  Inland Western also reported in the Western 10-Q that it has entered into modifications of existing loan agreements which extended the maturities of approximately $54.7 million of mortgages payable to September 1, 2011.  Subsequent to March 31, 2010, Inland Western stated that it had obtained mortgage payable proceeds of approximately $324.1 million, made mortgage payable repayments of approximately $378.0 million and received forgiveness of debt of approximately $19.1 million.  The new mortgages payable have interest rates ranging from 6.24% to 8.00% and maturities from five to ten years. The stated interest rates of the loans repaid ranged from 1.65% to 6.75%.

Inland Western reported that, as of March 31, 2010, it had approximately $157.0 million of mortgages payable that had matured.  In the Western 10-Q, Inland Western stated that of the $157.0 million, Inland Western subsequently repaid approximately $26.7 million, refinanced $81.0 million and entered into a two year extension for the remaining $49.3 million.  Also as of March 31, 2010, Inland Western had approximately $689.6 million of mortgages payable, excluding amortization and liabilities associated with investment property held for sale, maturing in the remainder of 2010.  Inland Western reported in the Western 10-Q that of this amount, it had subsequently repaid approximately $10.1 million, refinanced approximately $251.0 million and received forgiveness of debt of approximately $19.6 million.  Inland Western also reported that it was in the process of allocating the remaining commitments proceeds of approximately $106.7 million, marketing, planning to seek extensions or planning to sell properties relating to the remaining approximately $409.0 million of 2010 maturities, which are primarily maturing in the latter half of the year.  Inland Western also stated that as it continues its efforts to refinance its maturing mortgage debt, certain of its non-recourse loans may mature due to lack of replacement financings, timing issues related to loan closings and protracted extension negotiations, but that subject to limitations, such maturities are not prohibited under its credit agreement.  In addition, Inland Western reported that the balance outstanding on its line of credit was $142.0 million and that it intended to exercise its one-year extension option on the credit agreement upon its original maturity in October 2010.

Impairments.  Inland Western’s policies with respect to impairments, and the impairments recorded for the three months ended March 31, 2010 and the year ended December 31, 2009, are explained in more detail below.

Investment Properties.  Inland Western’s investment properties, including developments in progress, are reviewed for potential impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable.  Impairment indicators are assessed separately for each property and include, but are not limited to, the property’s low occupancy rate, difficulty in leasing space and financially troubled tenants.  Impairment indicators for developments in progress are assessed by project and include, but are not limited to, significant changes in project completion dates, development costs and market factors.  If an indicator of potential impairment exists, the asset would be tested for recoverability by comparing its carrying value to the estimated future undiscounted operating cash flows, which is based upon many factors which require Inland Western to make difficult, complex or subjective judgments.  These assumptions include, but are not limited to, projecting vacancy rates, rental rates, operating expenses, lease terms, tenant financial strength, economic factors, demographics, property location, capital expenditures, holding period, capitalization rates and sales value.  An investment property is considered to be impaired when the estimated future undiscounted operating cash flows are less than its carrying value.  Inland Western recorded no investment property impairment charges during the three months ended March 31, 2010.  However, during the year ended December 31, 2009, Inland Western recorded asset impairment charges in an aggregate amount equal to $64.7 million.

Marketable Securities.  Inland Western classifies its investments in marketable securities as “available-for-sale” and they accordingly are carried at fair value, with unrealized gains and losses reported as a separate component of shareholders’ equity.  Declines in the value of these investments in marketable securities that Inland Western determines are other-than-temporary are recorded as recognized loss on marketable securities.  To determine whether an impairment is other-than-temporary, Inland Western considers whether it has the ability and intent to hold the investment until a market price recovery and considers whether evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary, among other things.  Evidence considered in this assessment includes the nature of the investment, the reasons for the impairment (i.e. credit or market related), the severity and duration of the impairment, changes in value subsequent to the end of the reporting period and forecasted performance of the investee.  All available information is considered in making this determination with no one factor being determinative.  As of March 31, 2010 and December 31, 2009, the carrying values of Inland Western’s investments in marketable securities were equal to approximately $38.2 million and $29.1 million, respectively.  Inland Western did not consider its marketable securities investments with gross unrealized losses to be other than temporarily impaired as of March 31, 2010 or December 31, 2009.   During the three months ended March 31, 2010 and the year ended December 31, 2009, Inland Western realized gains on sales of securities equal to approximately $0.8 million and $42.9 million, respectively.

Notes Receivable.  Inland Western’s notes receivable relate to real estate financing arrangements and bear interest at market rates based on the borrower’s credit quality and are initially recorded at face value.  A note is impaired if it is probable that Inland Western will not collect all principal and interest contractually due. The impairment is measured based on the present value of expected future cash flows discounted at a current market rate or on the fair value of the collateral when foreclosure is probable. Inland Western does not accrue interest when a note is considered impaired. Inland Western did not report any note receivable impairments for the three months ended March 31, 2010.  Inland Western reported that based upon its judgment, one note receivable with a balance of approximately $0.3 million was impaired and fully reserved for as of December 31, 2009 and one other note receivable with a balance of approximately $16.9 million was impaired and fully reserved for as of December 31, 2009.

Joint Ventures. Inland Western’s investments in unconsolidated joint ventures are reviewed for potential impairment, in addition to impairment evaluations of the individual assets underlying these investments, whenever events or changes in circumstances warrant such an evaluation.  Inland Western did not record any impairment charges against its investment in unconsolidated joint ventures during the three months ended March 31, 2010, but recorded approximately $9.1 million in impairment charges against its investment in unconsolidated joint ventures for the year ended December 31, 2009.

Sale of Assets.   According to the Western 10-Q, during the three months ended March 31, 2010, Inland Western closed on the sale of an approximately 79,200 square foot office building, generating $3.5 million of net proceeds on the sale and a gain on disposition of $52,000 related to the carrying cost of the asset.  The sale resulted in the repayment of debt in the amount of approximately $7.1 million.  In addition, subsequent to the first quarter, Inland Western closed on the sale of a 100,400 square foot medical center, resulting in net sales proceeds of $10.9 million and a gain on sale of $381,000.  The sale resulted in the repayment of debt of approximately $32.7 million.  Inland Western also closed on the sale of an approximately 41,000 square foot retail building, resulting in repayment of debt of approximately $4.5 million, forgiveness of debt of $486,000 and net cash outflow of $27,000.

During the year ended December 31, 2009, Inland Western sold eight assets, aggregating 1,579,000 square feet, for a total sales price of approximately $338.1 million.  The aggregated sales resulted in the extinguishment or repayment of approximately $208.6 million of debt, net sales proceeds totaling $123.9 million and total gains on sale equal to $26.4 million.  Inland Western stated in the Western 10-Q that it is actively marketing its non-core assets for sale.  See also “Appendix A — Table V” for additional information regarding Inland Western’s sales.

Merger to Become Self-Administered.  On November 15, 2007, Inland Western became a self-administered REIT by acquiring, through merger, Inland Western Retail Real Estate Advisory Services, Inc., its business manager and advisor, and Inland Southwest Management Corp., Inland Northwest Management Corp., and Inland Western Management Corp., its property managers. As a result of the merger, Inland Western issued to IREIC, the sole stockholder of the business manager and advisor, and the stockholders of the property managers, an aggregate of approximately 37.5 million shares of Inland Western’s common stock, valued at $10.00 per share for purposes of the merger agreement, or approximately 7.7% of its common stock.

Litigation.  As publicly disclosed, in November 2007, a lawsuit was filed against Inland Western and nineteen other defendants, including IREIC, by the City of St. Clair Shores General Employees Retirement System and Madison Investment Trust in the United States District Court for the Northern District of Illinois. In an amended complaint filed on June 12, 2008, plaintiffs alleged that all the defendants violated the federal securities laws, and certain defendants breached fiduciary duties owed to Inland Western and its shareholders, in connection with Inland Western’s merger with its business manager/advisor and property managers as reflected in its proxy statement dated September 12, 2007. All the defendants, including Inland Western, filed motions to dismiss the lawsuit, arguing that the amended complaint failed to comply with various rules and standards for pleading the kinds of claims in issue.

In a Memorandum Opinion and Order dated April 1, 2009, the court granted in part the defendants’ motions to dismiss the amended complaint. The court dismissed five of the seven counts of the amended complaint in their entirety, including all claims that Inland Western’s board of directors breached their fiduciary duties to Inland Western and its shareholders in connection with the merger. As to the remaining two counts, which alleged that the 2007 proxy statement contained false and misleading statements, or omitted to state material facts necessary to make the statements therein not false and misleading, in violation of Sections 14(a) and 20(a) of the Exchange Act, the motions to dismiss were granted in part and denied in part. The court also held that the amended complaint adequately alleged a claim under Section 14(a) of the Exchange Act against KPMG LLP, in connection with its independent audit report for the advisor and property managers’ financial statements, and William Blair & Company, LLC, in connection with its fairness opinion that the consideration to be paid by Inland Western under the merger agreement was fair to Inland Western from a financial point of view. The court ordered the plaintiffs to file a second amended complaint conforming to the court’s order. Plaintiffs filed a second amended complaint on May 1, 2009.

All the defendants moved to dismiss the second amended complaint, but at a June 4, 2009 hearing, the court denied the motion to dismiss. All defendants have now answered the second amended complaint, and the court has entered a discovery schedule. The parties to the lawsuit have engaged in settlement negotiations through a non-binding mediation which is ongoing. There can be no assurance that the mediation will be successful, that a settlement will be reached or that the matter will be resolved without trial. Inland Western believes the plaintiff’s allegations are without merit and continues to vigorously defend the lawsuit.

In connection with this litigation, Inland Western continues to advance legal fees for certain directors and officers and William Blair & Company, LLC as part of its obligations under existing indemnity provisions.

Inland American Real Estate Trust, Inc. is an externally managed REIT formed in October 2004.  The Inland American business manager is an affiliate of our sponsor.  Inland American focuses on acquiring and developing a diversified portfolio of commercial real estate including retail, multi-family, industrial, lodging, office and student housing properties, located in the United States and Canada.  The company also invests in joint ventures, development projects, real estate loans and real estate-related securities, and has selectively acquired REITs and other real estate operating companies. As stated in the American 10-Q, as of March 31, 2010, Inland American owned, directly or indirectly through joint ventures in which it has a controlling interest, 975 properties, representing approximately 47.2 million square feet of retail, industrial and office properties, 10,153 multi-family units and 14,856 lodging rooms.

As of March 31, 2010, Inland American had borrowed approximately $5.4 billion secured by its properties.

Capital Raise. Inland American completed its initial public offering on July 31, 2007 and completed its follow-on offering on April 6, 2009.  Through March 31, 2010, Inland American had sold a total of approximately 790.2 million shares of its common stock, which includes 670,000 shares issued to its sponsor and business manager primarily in respect of acquisition fees.  In addition, through March 31, 2010, Inland American had issued approximately 71.6 million shares through its distribution reinvestment program and had repurchased approximately 32.5 million shares through its share repurchase program. As a result, Inland American had realized total gross offering proceeds of approximately $8.6 billion as of March 31, 2010.

Investor Update. Inland American currently pays monthly distributions in an amount equal to $0.50 per share on an annualized basis, which equates to a 5% annualized yield on a purchase price of $10.00 per share.  Inland American has suspended its share repurchase program until further notice, effective March 30, 2009.

Changes in Economic Conditions.  In the American 10-Q, Inland American reviewed the occupancy rates of each of its property segments at March 31, 2010.  As of March 31, 2010, the economic occupancy of Inland American’s retail segment was 92%.  As of March 31, 2010, Inland American’s retail portfolio contained only eight retailers, renting approximately 106,925 square feet, that had filed for bankruptcy protection; Inland American stated that it did not believe these bankruptcies would have a material adverse effect on its results of operations, financial condition and ability to pay distributions.  With respect to Inland American’s lodging segment, as of March 31, 2010, the revenue per available room (or “Rev/Par”) was $71.00, the average daily rate was $109.00 and the occupancy was 65%.  As stated in the American 10-Q, Inland American believes the declines in these figures in 2008 and 2009 were primarily a result of the current economic slowdown that has affected all segments of the travel industry.  Inland American stated that the lodging industry is projecting ongoing declines in Rev/Par growth through early 2010, with a possible recovery in the second half of 2010, and that it believes its ADR and Rev/Par will be consistent with industry trends.  As of March 31, 2010, the economic occupancy of its office segment was 95%, the economic occupancy of its industrial segment was 95% and economic occupancy of its multi-family segment was 86%.

Inland American stated in the American 10-Q that it borrowed approximately $83.6 million secured by mortgages on its properties, borrowed approximately $37.3 million against its portfolio of marketable securities and assumed $386.4 million of debt at acquisition for the three months ended March 31, 2010.  As of March 31, 2010, Inland American had approximately $343.0 million and $834.0 million in mortgage debt maturing in 2010 and 2011, respectively.  As stated in the American 10-Q, as of March 31, 2010, $131.5 million of the debt maturing in 2010 reflects joint venture debt that is consolidated on Inland American’s balance sheet, but which is not recourse to Inland American, and $489.0 million of the debt maturing in 2011 is subject to contractual extensions of at least one year.  Inland American reported that it is currently negotiating refinancing the remaining debt with the existing lenders at terms that will most likely be at higher credit spreads and lower loan to value, but that it currently anticipates that it will be able to repay or refinance all of the debt on a timely basis.

As stated in the American 10-Q, certain of Inland American’s unconsolidated joint ventures, in which its investment was approximately $441.5 million as of March 31, 2010, were experiencing longer lease-up timelines and generating lease rates less than originally expected.  The development joint ventures also have construction loans from third parties that could mature before the completion of the development.  Inland American advised that these lenders might not be willing to extend their loans or extend on terms acceptable to Inland American or its partners.  Inland American stated that it anticipated that the entities will be able to repay or refinance all of their debt on a timely basis; however, the debt maturities of the entities are not recourse to Inland American.

Impairments.  Inland American’s policies with respect to impairments, and the impairments recorded for the three months ended March 31, 2010, are explained in more detail below.

Assets.  Inland American assesses the carrying values of its respective long-lived assets whenever events or changes in circumstances indicate that the carrying amounts of these assets may not be fully recoverable. Recoverability of the assets is measured by comparison of the carrying amount of the asset to the estimated future undiscounted cash flows. In order to review its assets for recoverability, Inland American considers current market conditions, as well as its intent with respect to holding or disposing of the asset. If Inland American’s analysis indicates that the carrying value of the long-lived asset is not recoverable on an undiscounted cash flow basis, Inland American recognizes an impairment charge for the amount by which the carrying value exceeds the current estimated fair value of the real estate property.  Fair value is determined through various valuation techniques, including discounted cash flow models, quoted market values and third party appraisals, where considered necessary.  Inland American recognized impairments of $0.9 million and $15.0 million for the three months ended March 31, 2010 and the year ended December 31, 2009, respectively.  In addition, for the year ended December 31, 2009, Inland American recognized an impairment of goodwill equal to approximately $26.7 million.

Marketable Securities.  Inland American classifies its investment in securities in one of three categories: trading, available-for-sale, or held-to-maturity.  Trading securities are bought and held principally for the purpose of selling them in the near term.  Held-to-maturity securities are those securities which Inland American has the ability and intent to hold until maturity.  Available-for-sale securities are all securities other than trading securities and held-to-maturity securities.  Declines in the market value of any available-for-sale security below cost that Inland American deems to be other-than-temporary are recorded as impairments and reduce the carrying amount to fair value.  To determine whether an impairment is other-than-temporary, Inland American determines whether (1) it intends to sell the debt security, and (2) it is more likely than not that it will be required to sell the debt security before its anticipated recovery.  The carrying values of Inland American’s investments in marketable securities were equal to approximately $262.3 million and $217.1 million as of March 31, 2010 and December 31, 2009, respectively.  Inland American did not record any impairments during the three months ended March 31, 2010, but recorded approximately $4.0 million in other-than-temporary impairments against its marketable securities portfolio for the year ended December 31, 2009.

Notes Receivable.  Inland American’s notes receivable consist of installment notes from unrelated parties that mature on various dates through July 2012.  The notes are secured by mortgages on vacant land, shopping centers and hotel properties and certain loans guaranteed by the owners.  Interest only is due each month at rates ranging from 1.86% to 9.50% per annum.  Inland American evaluates the collectability of the notes, including an evaluation of the fair value of the collateral, which includes the review of third party appraisals.  For the impaired loans, Inland American determines the amount of impairment to recognize based on a determination of the fair value of the underlying collateral based on appraisals as of or near December 31, 2009 or an estimate of expected discounted cash flows.  Inland American did not record any impairments during the three months ended March 31, 2010, but ten of Inland American’s notes receivable, with an aggregate outstanding book value (after impairment) of approximately $243.0 million, were considered impaired as of December 31, 2009.  Inland American recorded approximately $74.1 million in impairments on six of these notes for the year ended December 31, 2009.

Joint Ventures.  On a periodic basis, Inland American’s management assesses whether there are any indicators that the carrying value of the company’s investments in unconsolidated entities may be other than temporarily impaired. To the extent impairment has occurred, the loss is measured as the excess of the carrying value of the investment over the fair value of the investment.  Inland American had investments in unconsolidated entities equal to approximately $441.5 million and $453.8 million as of March 31, 2010 and December 31, 2009, respectively.  Inland American did not record any impairments during the three months ended March 31, 2010, but recorded impairments of approximately $7.4 million for the year ended December 31, 2009. Inland American recorded its investment in these two unconsolidated entities at zero based on an evaluation of fair value of the underlying investment which includes a review of expected cash flows to be received from the investee.

Litigation.  Set forth below is summary of the legal proceedings reported by Inland American in the American 10-Q as well as its Annual Report on Form 10-K for the year ended December 31, 2009 (the “American 10-K”).

Winston Litigation.  Contemporaneous with its merger with Winston Hotels, Inc. in 2007, Inland American’s wholly-owned subsidiary, Inland American Winston Hotels, Inc., referred to herein as “Inland American Winston,” WINN Limited Partnership, or “WINN,” and Crockett Capital Corporation, or “Crockett,” memorialized in a development memorandum their intentions to subsequently negotiate and enter into a series of contracts to develop certain hotel properties.

On March 6, 2008, Crockett filed an amended complaint in the General Court of Justice of the State of North Carolina against Inland American Winston and WINN.  The complaint alleged that the development memorandum reflecting the parties’ intentions regarding the aforementioned hotels was instead an agreement that legally bound the parties.  The complaint further claimed that Inland American Winston and WINN breached the terms of the alleged agreement by failing to take certain actions to develop one of the hotels and by refusing to convey their rights in three other hotels to Crockett.  The complaint seeks, among other things, monetary damages in an amount not less than $4.8 million and specific performance in the form of an order directing Inland American Winston and WINN to transfer their rights in the three other hotels or, alternatively, monetary damages in an amount not less than $20.1 million.  Inland American Winston and WINN deny these claims and, on March 26, 2008, filed a motion to dismiss the amended complaint.  On March 13, 2009, the court denied the motion to dismiss.  Inland American Winston and WINN have filed answers and affirmative defenses to the amended complaint as well as counter claims against the plaintiff.  Contemporaneously with the close of fact discovery, the plaintiff sought leave to amend its complaint to add another cause of action and to seek treble damages and attorneys fees. As of the date of the American 10-K, the court had not yet ruled on this request. Also as of the date of the American 10-K, expert discovery had commenced, but had not yet been completed. Inland American stated that it believes that the plaintiff’s maximum claim, without the inclusion of treble damages or attorneys fees, is approximately $16.8 million. The outcome of this lawsuit cannot be predicted with any certainty and management is currently unable to estimate an amount or range of potential loss that could result if an unfavorable outcome occurs.

Concord Litigation.  In August 2008, Inland American, through its wholly owned subsidiary, Inland American (Concord) Sub LLC, referred to herein as “IA Sub,” entered into a joint venture with Lex-Win Concord LLC, referred to herein as “Concord,” a jointly owned subsidiary of the respective subsidiaries of Lexington Realty Trust (NYSE: LXP) and Winthrop Realty Trust.  On May 22, 2009, IA Sub filed an action against Concord in the Delaware Court of Chancery seeking a declaration in connection with certain of Inland American’s rights and obligations under the limited liability company agreement that governs this venture.  IA Sub filed this action, in part, due to a capital call demanded by Concord, which was, in purpose or effect, directed toward satisfying a lender’s concerns about the venture’s ability to perform under its existing credit facilities.  IA Sub claims, as a result of the foregoing, that it was not required to fund the capital call. In response to this action, Concord has answered and filed counterclaims against IA Sub.  It claimed that IA Sub was required to fund the additional capital and it also claimed damages against IA Sub for not contributing the additional capital.

On December 22, 2009, Inland American entered into a settlement agreement to resolve this action. The settlement agreement provides for, among other things, the termination of any party’s obligation to contribute capital to Concord, the allocation of distributions equally among Inland American, Lexington and Winthrop, and the formation of a new joint venture entity. The effectiveness of the settlement agreement is conditioned on certain conditions, including the cancellation of certain CDO bonds. A lawsuit has been filed in the Delaware Court of Chancery by Concord to effect this cancellation. The bonds must be cancelled by August 14, 2010, or the settlement agreement becomes null and void. If the settlement agreement becomes null and void, this lawsuit will become reinstated.

Lauth Litigation.  Inland American, through its wholly owned subsidiary, Inland American (LIP) Sub, L.L.C., referred to herein as “IA LIP Sub,” invested in the interests of LIP Holdings, LLC, referred to herein as “Holdings.”  Inland American’s partner in this joint venture is an affiliate of the Lauth Group, Inc., or “Lauth.”  On July 21 2009, IA LIP Sub filed an action against certain individuals for civil fraud, deception, racketeering, conspiracy and other violations of law in order to recover damages with regard to certain losses of IA LIP Sub which occurred as a result of its investment Holdings.  On September 10, 2009, the defendants filed answers and counterclaims against IA LIP Sub claiming breach of contract, promissory estoppel, constructive fraud, and breach of duty of good faith and fair dealing, claiming that IA LIP Sub promised to contribute additional funds to Holdings.  On September 16, 2009, one of the individual defendants filed answers and counterclaims against IA LIP Sub claiming, inter alia, that the original lawsuit was filed against him for the purpose of inducing him to cooperate with IA LIP Sub in its prosecution of its claims against the defendants.  On April 6, 2010, IA LIP Sub and the defendants agreed to settle all matters relating to the lawsuit and the related counterclaims and also all matters relating to defendants’ claims in connection with the liquidation of Holdings, and entered into a release and settlement agreement and dismissed the lawsuits and counterclaims referenced above. The claim against the individual defendant, and its counterclaim, were similarly dismissed.

Inland American has reported that its management does not believe that an adverse outcome in the above lawsuits would have a material adverse effect on Inland American’s financial condition, but there can be no assurance that an adverse outcome would not have a material effect on Inland American’s results of operations for any particular period.

Inland Retail Real Estate Trust, Inc. was a self-administered REIT formed in May 1999.  IRRETI focused on purchasing shopping centers located east of the Mississippi River in addition to single-user retail properties in locations throughout the United States. IRRETI sought to provide investors with regular cash distributions and a hedge against inflation through capital appreciation. As of September 30, 2006, the properties owned by IRRETI were generating sufficient cash flow to pay operating expenses and an annual cash distribution of $0.83 per share, a portion of which was paid monthly.

As of September 30, 2006, IRRETI owned 287 properties for an aggregate purchase price of approximately $4.1 billion. These properties were purchased with proceeds received from the above described offerings of shares of its common stock, financings sole of properties and the line of credit. As of September 30, 2006, IRRETI had borrowed approximately $2.3 billion secured by its properties.

Capital Raise.  Through a total of three public offerings, the last of which was completed in 2003, IRRETI sold a total of approximately 213.7 million shares of its common stock. In addition, through September 30, 2006, IRRETI had issued approximately 41.1 million shares through its distribution reinvestment program, and repurchased a total of approximately 11.4 million shares through the share reinvestment program. As a result, IRRETI had realized total net offering proceeds of approximately $2.4 billion as of September 30, 2006. On December 29, 2004, IRRETI issued approximately 19.7 million shares as a result of a merger with its advisor and property managers, as described below.

Merger to Become Self-Administered. On December 29, 2004, IRRETI became a self-administered REIT by acquiring, through merger, Inland Retail Real Estate Advisory Services, Inc., its business manager and advisor, and Inland Southern Management Corp., Inland Mid-Atlantic Management Corp., and Inland Southeast Property Management Corp., its property managers. As a result of the merger, IRRETI issued to our sponsor, IREIC, the sole stockholder of the business manager and advisor, and the stockholders of the property managers, an aggregate of approximately 19.7 million shares of IRRETI’s common stock, valued at $10.00 per share for purposes of the merger agreement, or approximately 7.9% of its common stock.

Sale.  As noted above, on February 27, 2007, IRRETI and DDR completed a merger.

Distributions by Publicly Registered REITs

The following tables summarize distributions paid by IRC, Inland Western and Inland American through March 31, 2010, and by IRRETI through September 30, 2006. The rate at which each company raises capital, acquires properties and generates cash from all sources determines the amount of cash available for distribution. As described in more detail below, IREIC or its affiliates agreed, from time to time, to either forgo or defer all or a portion of the business management and advisory fees due them to increase the amount of cash available to pay distributions while each REIT raised capital and acquired properties.  With respect to IRC, from 1995 through 2000, IREIC or its affiliates agreed to forgo approximately $10.5 million in advisor fees. With respect to IRRETI, from 1999 through 2004, IREIC or its affiliates agreed to forgo approximately $3.2 million and deferred an additional $13.1 million in advisor fees. As of December 31, 2004, IRRETI had paid IREIC or its affiliates all deferred advisor fees. With respect to Inland Western, through March 31, 2010, IREIC or its affiliates received approximately $84.0 million in advisor fees and agreed to forgo an additional $129.0 million.  In addition, IREIC also advanced approximately $5.9 million to Inland Western to pay distributions.  Inland Western had repaid approximately $3.5 million of this advancement and IREIC forgave approximately $2.4 million.  Through March 31, 2010, Inland American incurred aggregate business management fees of approximately $74.9 million, which in each year was less than the full 1% fee that the business manager could be paid.

In each case, if IREIC or its affiliates had not agreed to forgo or defer all or a portion of the advisor fee, or, in the case of Inland Western, advance monies to pay distributions, the aggregate amount of distributions made by each REIT may have been reduced or the REIT would have likely had to decrease the number of properties acquired or the pace at which it acquired properties.  Our Business Manager may agree to forgo or defer all or a portion of its business management fee during the periods that we are raising capital and acquiring real estate assets with this capital. Our Business Manager is not, however, obligated to forgo any portion of this fee, thus we may pay less in distributions or have less cash available to acquire real estate assets. See “Risk Factors — Risks Related to Our Business” for a discussion of risks associated with the availability and timing of our cash distributions.

Inland Real Estate Corporation — Last Offering By Inland Securities Completed In 1998

	Total Distribution	Ordinary Income(1)	Non Taxable Distribution(2)	Capital Gain Distribution(3)	Total Distributions per Share(4)
	$	$	$	$	$
1998	35,443,213	27,015,143	8,428,070	—	.88
1999	48,379,621	35,640,732	12,738,889	—	.89

	Total Distribution	Ordinary Income(1)	Non Taxable Distribution(2)	Capital Gain Distribution(3)	Total Distributions per Share(4)
2000	52,964,010	40,445,730	12,518,280	—	.90
2001	58,791,604	45,754,604	12,662,414	374,586.93
2002	60,090,685	41,579,944	18,315,640	195,101.94
2003	61,165,608	47,254,096	13,577,679	333,833.94
2004	62,586,577	53,458,760	7,883,026	1,244,791.94
2005(5)	58,867,790	57,502,980	—	1,364,810.87
2006(6)	64,689,179	55,737,360	8,520,125	431,694.96
2007(6)	63,659,150	59,860,450	516,781	3,281,919.98
2008(6)	64,714,708	56,250,016	7,521,418	943,274.98
2009	55,286,650	52,654,344	2,632,306	—	.69
2010	12,130,888	12,130,888	(7)	(7)	.1425
	698,769,683	585,285,047	105,314,628	8,170,008

(1)   The breakout between ordinary income and return of capital is finalized on an annual basis after the calendar year end.

(2)   Represents a reduction in basis for federal income tax purposes resulting from cash distributions (other than in respect of property sale proceeds) in excess of current or accumulated earnings and profits.

(3)   Represents a capital gain distribution for federal income tax purposes.

(4)   This assumes that the share was held as of January 1 of the applicable year.

(5)   For the year ended December 31, 2005, IRC declared distributions of $0.95 per diluted weighted average number of shares outstanding and distributed $0.87 per share for the eleven-month period May 57, 2005 through December 19, 2005. The distribution declared on December 20, 2005 with a record date of January 3, 2006 and payment date of January 17, 2006 is reportable for tax purposes in 2006 and is not reflected in the 2005 calculation.

(6)   The December distribution declared in December in each year and with a payment date in January of the following year, is reportable for tax purposes in the year in which the payment was made.

(7)   These amounts had not been determined as of March 31, 2010.

Inland Western Retail Real Estate Trust, Inc. — Last Offering By Inland Securities Completed In 2005

	Total Distribution	Ordinary Income(1)	Non Taxable Distribution(2)	Capital Gain Distribution(3)	Total Distributions per Share(4) (5)
	$	$	$	$	$
2003	358,000	—	358,000	—	.13	(6)
2004	54,542,000	29,998,000	24,544,000	—	.66
2005	211,327,000	114,117,000	97,210,000	—	.64
2006	283,769,000	128,962,000	154,807,000	—	.64
2007	290,550,000	141,560,000	148,990,000	—	.64
2008	309,192,000	114,625,000	194,567,000	—	.64
2009	84,953,000	45,660,000	39,293,000	—	.18
2010	15,657,000	15,657,000	(7)	(7)	.03
	1,250,348,000	590,579,000	659,769,000	—

(1)   The breakout between ordinary income and return of capital is finalized on an annual basis after the calendar year end.

(2)   Represents a reduction in basis for federal income tax purposes resulting from cash distributions (other than in respect of property sale proceeds) in excess of current or accumulated earnings and profits.

(3)   Represents a capital gain distribution for federal income tax purposes.

(4)   In December 2008, the board of directors of Inland Western amended the stockholder distribution policy so that beginning in 2009, distributions are paid quarterly as opposed to monthly.

(5)   This assumes that the share was held as of January 1 of the applicable year.

(6)   Inland Western began paying monthly distributions in November 2003.  This amount represents total distributions per share paid during the period from November 2003 through December 2003.

(7)   These amounts had not been determined as of March 31, 2010.

Inland American Real Estate Trust, Inc. — Last Offering By Inland Securities Completed In 2009

	Total Distribution	Ordinary Income(1)	Non Taxable Distribution(2)	Capital Gain Distribution(3)	Total Distributions per Share(4)
	$	$	$	$	$
2005	123,000	—	123,000	—	.11	(5)
2006	33,393,000	16,696,000	16,697,000	—	.60
2007	222,697,000	140,996,000	81,701,000	—	.61
2008	405,925,000	211,686,000	194,239,000	—	.62
2009	411,797,000	115,306,000	296,491,000	—	.51
2010	103,190,000	103,190,000	(6)	(6)	.12
	1,117,125,000	587,874,000	589,251,000	—

(1)   The breakout between ordinary income and return of capital is finalized on an annual basis after the calendar year end.

(2)   Represents a reduction in basis for federal income tax purposes resulting from cash distributions (other than in respect of property sale proceeds) in excess of current or accumulated earnings and profits.

(3)   Represents a capital gain distribution for federal income tax purposes.

(4)   This assumes that the share was held as of January 1 of the applicable year.

(5)   Inland American began paying monthly distributions in November 2005.  This amount represents total distributions per share paid during the period from November 2005 through December 2005.

(6)   These amounts had not been determined as of March 31, 2010.

Inland Retail Real Estate Trust, Inc. — Last Offering By Inland Securities Completed In 2003

	Total Distribution		Ordinary Income(1)		Non Taxable Distribution(2)		Capital Gain Distribution(3)		Total Distributions per Share(4)
	$		$		$		$		$
1999	1,396,861		318,484		1,078,377		—		.49	(5)
2000	6,615,454		3,612,577		3,002,877		—		.77
2001	17,491,342		10,538,534		6,952,808		—		.80
2002	58,061,491		36,387,136		21,674,355		—		.82
2003	160,350,811		97,571,099		62,779,712		—		.83
2004	190,630,575		110,922,403		79,708,172		—		.83
2005	193,733,000		146,820,000		45,713,000		1,200,000.76			(6)
2006	162,705,000	(1)	162,705,000	(1)	—	(1)	—	(1)
	790,894,534		568,875,233		220,909,301		1,200,000

(1)   The breakout between ordinary income and return of capital is finalized on an annual basis after the calendar year end.  Because of the acquisition by DDR, this information reflects distributions as of September 30, 2006.

(2)   Represents a reduction in basis for federal income tax purposes resulting from cash distributions (other than in respect of property sale proceeds) in excess of current or accumulated earnings and profits.

(3)   Represents a capital gain distribution for federal income tax purposes.

(4)   This assumes that the share was held as of January 1 of the applicable year.

(5)   IRRETI began paying monthly distributions in May 1999.  This amount represents total distributions per share made during the period from May 1999 through December 1999.

(6)          For the year ended December 31, 2005, IRRETI declared distributions of $0.83 per diluted weighted average number of shares outstanding and distributed $0.76 per share for the eleven-month period February 7, 2005 through December 7, 2005.

Private Partnerships

Through March 31, 2010, affiliates of IREIC have sponsored 515 private placement limited partnerships which have raised more than $526.4 million from approximately 17,000 investors and invested in properties for an aggregate price of more than $1 billion in cash and notes. Of the 522 properties purchased, 93% have been located in Illinois. Approximately 90% of the funds were invested in apartment buildings, 6% in shopping centers, 2% in office buildings and 2% in other properties. Including sales to affiliates, 507 partnerships have sold their original property investments. Officers and employees of IREIC and its affiliates invested more than $17 million in these limited partnerships.

From January 1, 1999 through March 31, 2010, investors in these private partnerships have received total distributions in excess of $599 million consisting of cash flow from partnership operations, interest earnings, sales and refinancing proceeds and cash received from the course of property exchanges.

1031 Exchange Private Placement Offering Programs

In March 2001, IREIC formed Inland Real Estate Exchange Corporation, or IREX, to, among other things, provide replacement properties for people wishing to complete an IRS Section 1031 real estate exchange as well as investors seeking a quality multi-owner real estate investment. Through March 31, 2010, IREX had offered the sale of eighty-eight real estate exchange private placements containing ninety-four properties with a total property value of approximately $1.8 billion.

The following table summarizes certain aspects of the offering and distributions for each of the 1031 exchange private placement offerings through March 31, 2010:

Name of Entity	Number of Investors	Offering Equity	Offering Completed	Distributions To Date	2009 Annualized Distribution	2008 Annualized Distribution	2007 Annual Distribution
		($)		($)	(%)	(%)	(%)
Landings of Sarasota DBT(A)	9	4,000,000	05/2002	8,487,300	N/A	N/A	N/A
Sentry Office Building DBT	7	3,500,000	04/2002	3,646,500	18.20	16.91	16.28
Pets Bowie DBT	7	2,600,000	07/2002	3,110,798	16.57	15.70	15.70
1031 Chattanooga DBT	9	1,900,000	05/2002	1,892,174	11.20	11.20	11.20
Lansing Shopping Center DBT	5	5,000,000	09/2001	4,419,584	11.59	11.59	11.19
Inland 220 Celebration Place DBT	35	15,800,000	09/2003	10,231,898	10.59	9.72	9.31
Taunton Circuit DBT (B)	1	3,750,000	09/2002	6,210,312	N/A	N/A	8.31
Broadway Commons DBT (C)	32	8,400,000	12/2003	7,087,760	13.13	10.96	11.55
Bell Plaza 1031, LLC (B)	1	890,000	11/2003	1,690,298	N/A	N/A	6.93
Inland 210 Celebration Place DBT (D)	1	6,300,000	01/2003	3,596,612	16.97	9.72	11.21
CompUSA Retail Building, LLC (E)	11	3,950,000	02/2004	1,446,500	0.00	0.00	7.00
Janesville Deere Distribution Facility 1031, LLC (F)	35	10,050,000	01/2004	4,876,214	7.53	6.96	8.15
Fleet Office Building 1031, LLC (G)	30	10,000,000	01/2004	22,080,639	N/A	8.52	8.77
Davenport Deere Distribution Facility 1031, LLC	35	15,700,000	04/2004	7,470,994	8.50	8.40	7.36
Grand Chute DST	29	6,370,000	03/2004	3,514,012	8.89	8.58	9.32
Macon Office DST	29	6,600,000	03/2004	3,410,444	8.94	8.54	8.35
White Settlement Road Investment, LLC	1	1,420,000	12/2003	736,326	9.60	8.34	8.34
Plainfield Marketplace 1031, LLC (H)	31	12,475,000	06/2004	5,337,127	6.50	7.24	7.21

Name of Entity	Number of Investors	Offering Equity	Offering Completed	Distributions To Date	2009 Annualized Distribution		2008 Annualized Distribution		2007 Annual Distribution
		($)		($)	(%)		(%)		(%)
Pier 1 Retail Center 1031, LLC (I)	22	4,300,000	06/2004	1,222,235	0.00		0.00		8.14
Long Run 1031, LLC (J)	1	4,935,000	05/2004	2,119,113	N/A		N/A		8.69
Forestville 1031, LLC	1	3,900,000	05/2004	1,534,124	7.11		6.98		6.98
Bed, Bath & Beyond 1031, LLC (K)	20	6,633,000	08/2004	2,729,642	7.36		7.65		7.53
Cross Creek Commons 1031, LLC (L)	26	6,930,000	08/2004	2,915,906	6.57		7.75		7.68
BJ’s Shopping Center 1031, LLC (M)	22	8,365,000	01/2005	3,209,167	1.79		8.55		8.12
Barnes & Noble Retail Center 1031, LLC	12	3,930,000	02/2005	1,415,923	6.76		6.68		6.68
Port Richey 1031, LLC (N)	1	3,075,000	07/2004	1,490,427	9.76		8.28		8.28
Walgreen Store Hobart 1031, LLC	24	6,534,000	02/2005	4,763,000	7.06		6.91		6.91
Kraft Cold Storage Facility 1031, LLC (M)	19	5,667,000	12/2004	1,976,508	0.00		7.21		7.00
Huntington Square Plaza 1031, LLC	39	20,050,000	06/2005	6,807,393	6.98		6.66		6.51
Best Buy Store Reynoldsburg 1031, LLC (M)	19	5,395,000	02/2005	1,725,071	0.00		6.73		6.73
Jefferson City 1031, LLC	28	10,973,000	04/2005	4,224,146	7.96		7.96		7.96
Stoughton 1031, LLC	27	10,187,000	05/2005	3,452,626	6.66		6.66		6.66
Indianapolis Entertainment 1031, LLC (O)	1	1,129,000	11/2004	404,022	3.57		7.79		7.31
Mobile Entertainment 1031, LLC (O)	1	808,000	11/2004	291,887	3.44		7.82		7.65
Chenal Commons 1031, LLC	19	7,550,000	06/2005	2,818,485	7.28		7.64		7.87
Oak Brook Kensington 1031, LLC	60	23,500,000	12/2006	8,131,340	7.82		7.45		7.42
Columbus 1031, LLC	38	23,230,000	12/2006	8,577,641	10.88		8.77		7.81
Edmond 1031, LLC	1	1,920,000	05/2005	701,495	7.96		7.96		7.96
Taunton Broadway 1031, LLC (P)	1	1,948,000	08/2005	239,051		(P)		(P)		(P)
Wilmington 1031, LLC	1	2,495,000	09/2005	751,878	7.09		7.09		7.09
Wood Dale 1031, LLC (B)	16	3,787,500	03/2006	4,998,660	N/A		N/A		7.34
Cincinnati Eastgate 1031, LLC	13	3,210,000	06/2006	881,458	7.00		7.00		7.00
Norcross 1031, LLC (M)	1	3,000,000	11/2005	840,099	0.00		6.90		6.90
Martinsville 1031, LLC (M)	1	2,360,000	12/2005	627,811	0.00		6.74		6.74
Indiana Office 1031, LLC	34	18,200,000	03/2006	5,642,203	10.22		7.73		7.65
Yorkville 1031, LLC	21	8,910,000	03/2006	2,141,136	6.20		6.09		5.91
Louisville 1031, LLC	39	18,830,000	06/2006	4,967,441	7.00		7.00		7.00
Madison 1031, LLC (Q)	1	1,387,500	03/2006	349,200	7.00		7.00		7.00
Murfreesboro 1031, LLC (R)	20	7,185,000	06/2006	1,611,503	5.25		6.06		6.00
Aurora 1031, LLC (Q)	1	1,740,000	06/2006	401,381	6.50		7.01		7.00
Craig Crossing 1031, LLC (S)	29	14,030,000	08/2006	2,979,896	5.00		6.17		6.17
Charlotte 1031, LLC	52	24,105,000	03/2007	5,234,030	6.05		6.05		6.06
Olivet Church 1031, LLC (T)	33	10,760,000	03/2007	2,039,858	3.28		6.24		6.27
Glenview 1031, LLC	38	23,350,000	05/2007	4,744,699	6.81		6.25		6.25
Yuma Palms 1031, LLC (U)	32	42,555,000	06/2007	7,775,336	4.25		6.25		6.23
Honey Creek, LLC (V)	40	13,137,300	06/2007	2,076,811	4.14		6.29		6.29
Dublin 1031, LLC	19	10,550,000	05/2007	2,035,478	7.23		6.40		6.40
Inland Riverwoods, LLC	40	15,712,805	06/2007	2,980,850	7.65		6.86		6.48
Inland Sioux Falls, LLC	40	18,110,000	07/2007	3,423,604	7.28		7.03		6.89
Burbank 1031 Venture, LLC	1	5,285,000	09/2007	746,186	6.20		6.20		6.20
Houston 1031 Limited Partnership	35	32,900,000	09/2007	5,038,979	6.44		6.09		6.00
Inland Chicago Grace Office L.L.C.	30	7,097,195	08/2007	1,100,011	7.06		6.30		6.06
Plano 1031 Limited Partnership (W)	28	16,050,000	11/2007	2,907,894	8.09		7.33		7.19
Eden Prairie 1031, DST	23	9,573,827	11/2007	1,798,075	8.06		8.06		8.05
Carmel 1031 L.L.C. (X)	1	3,655,000	11/2007	488,077	6.40		6.40		6.68
West St. Paul 1031 Venture L.L.C.	28	4,315,000	03/2008	611,688	6.30		6.30		6.32
Schaumburg 1031 Venture L.L.C.	16	9,950,000	01/2008	1,343,841	6.26		6.23		6.05
Waukesha 1031 DST	28	11,490,000	01/2008	1,851,642	7.43		7.43		7.44
Tampa-Coconut Palms Office Bldg 1031, LLC	23	13,866,000	03/2008	1,643,793	6.04		5.58		5.58

Name of Entity	Number of Investors	Offering Equity	Offering Completed	Distributions To Date	2009 Annualized Distribution	2008 Annualized Distribution	2007 Annual Distribution
		($)		($)	(%)	(%)	(%)
Delavan Crossing 1031 Venture, LLC	1	5,295,000	03/2008	559,450	5.76	6.11	N/A
Geneva 1031, LLC	38	15,030,000	05/2008	1,948,313	7.10	6.69	N/A
Memorial Square Retail Center (Y)	35	19,840,000	08/2008	1,514,706	3.14	6.00	N/A
Greenfield Commons Retail Building	1	3,556,000	07/2008	321,612	6.23	6.21	N/A
Telecommunications 1031 Venture, DST	60	23,265,000	06/2008	2,773,087	6.82	6.38	N/A
GE Inspections Technologies Buildings	24	6,915,000	08/2008	748,312	6.26	6.14	N/A
Flowserve Industrial Building	21	5,515,000	08/2008	559,924	6.52	6.41	N/A
Pueblo 1031, DST	29	10,070,000	09/2008	1,079,978	6.93	6.23	N/A
Countrywood Crossing Shopping Center	39	28,990,000	03/2009	2,893,405	6.65	6.65	N/A
Fox Run Square Shopping Center	34	13,435,000	01/2009	1,352,976	6.76	6.77	N/A
Midwest ISO Office Building	40	15,420,000	08/2009	1,394,824	7.02	6.68	N/A
LV-M Venture Holdings DST	101	37,789,715	*	3,320,394	7.01	6.45	N/A
University of Phoenix Building	14	3,470,000	07/2009	206,719	6.75	N/A	N/A
RR-HV Venture Holdings DST	114	47,140,485	*	3,887,437	7.00	6.50	N/A
Charlotte Office 1031, DST	32	11,317,600	03/2009	826,988	6.40	N/A	N/A
Bristol 1031, DST	51	8,302,000	11/2009	505,476	7.76	N/A	N/A
Austell 1031, DST	54	8,100,800	10/2009	475,584	7.04	N/A	N/A
Hillsboro 1031, DST	77	12,837,500	*	288,749	9.00	N/A	N/A
Pharmacy Portfolio DST	5	12,715,000	*	74,132	7.00	N/A	N/A
		$926,265,227		$258,760,279

*         Offering was not complete as of March 31, 2010.

(A)     This property was sold in 2005.

(B)      These properties were sold in 2007.

(C)      For calendar years 2006, 2007 and 2008, these properties outperformed the projections contained in the private placement memorandum.  With the completion of the calendar year 2009, a determination will be made as to any additional operational cash and it will be distributed as an additional distribution to the investor.

(D)      The owner of this property chose to allocate September 2008 net rental cash flow to fund landlord required capital improvements.

(E)      CompUSA vacated its space in October 2006 and continued paying rent through August 2007.  CompUSA ceased paying rent in September 2007.  CompUSA never filed bankruptcy but instead settled out of court with creditors and vendors.  The settlement provided $530,436.00 to the co-owners.  In November 2007, it was the unanimous decision of the co-owners to cease quarterly distributions until the facility was re-tenanted.  In July 2009, Lombard Exchange, L.L.C., the asset manager, initiated correspondence with the loan servicer to develop and implement a plan to modify the debt obligation since the co-owners may be unable to continue to satisfy the current debt service.  That plan was not accepted by the loan servicer and it appears that the property will be foreclosed upon by the existing lender.  Lombard Exchange, L.L.C., the asset manager, is exploring a plan to provide co-owners with replacement property before the foreclosure is complete.

(F)      This property was refinanced in February 2008, and the interest rate increased from 4.84% to 6.1%.

(G)      This property was sold in 2008.

(H)      Gymboree, which occupied 2,819 square feet of the total 125,057 square feet, vacated its space in December 2007. For 2009, the annual distribution percentage has been re-projected at 6.81% until the vacant space is re-tenanted.

(I)       Bombay, which occupied 8,192 of the total 21,071 square feet, filed for Chapter 11 Bankruptcy in September 2007.  Bombay vacated its space in January 2008 and paid rent through January 2008, with the exception of September 2007 rent of $33,800, which was part of a pre-petition claim.  IREX has submitted an administrative claim to the bankruptcy court for the pre-bankruptcy petition and unpaid September 2007 rent.  In February 2008 quarterly distributions were suspended until the facility is re-tenanted.  In January 2009, the loan’s hyper-amortization provision came into effect.  This provision increases the interest rate from 4% to 6% and also requires all rents in excess of operating expenses be use to pay down the loan balance.

(J)       In June 2007, the sole investor of the Long Run property elected to terminate the property management agreement with an affiliate of the sponsor and manage the property on his own.

(K)      Golfsmith, which occupies 30,036 square feet of the total 100,773 square feet, submitted a request for a rental rate reduction from $13.00 per square foot to $9.88 per square foot for a period of two years commencing in April 2009 and expiring in March 2011.  After this two year period, the base rent reverts to the original rental rate of $13.00 per square foot through the end of the original lease term of September 30, 2012.  The co-owners agreed to the temporary rental reduction to help the tenant through unprecedented economic times.  However, IREX, the asset manager, was able to negotiate a better deal.  Instead of paying $9.88 per square foot, Golfsmith has agreed to pay $12 per square foot.  As a result, the 2009 and 2010 annual distribution percentages have been re-projected at 7.29% and 7.14%, respectively.

(L)      Currently, there are three vacancies.  Paul’s Liquors, which occupied 2,600 square feet, vacated February 28, 2007; Pak Mail, which occupied 1,300 square feet, vacated July 20, 2008; and Quality +Plus Cleaners, which occupied 1,300 square feet, vacated December 14, 2008.  For 2009, the annual distribution percentage has been re-projected at 6.00% until the vacant spaces are re-tenanted.

(M)     In May 2009 the loan’s hyper-amortization provision came into effect.  This provision increases the interest rate by 2% and also requires all rents in excess of operating expenses to be used to pay down the loan balance.  The asset managers are currently attempting to refinance the properties.

(N)      As of March 31, 2010, there is one vacancy totaling 1,470 square feet of the total 22,170 square feet at the center.  Wells Fargo, which occupied 1,470 square feet, vacated its space in November, 2009.

(O)      The loans securing these properties have been amended to extend the maturity date from June 2009 to June 2011 and the interest rate for Indianapolis increased from 5.50% to 9.25% and for Mobile from 5.50% to 9.50%.

(P)      The Commonwealth of Massachusetts instituted an eminent domain proceeding to acquire the property for expansion of its courthouse. Upon the eminent domain taking by the Commonwealth of Massachusetts, Walgreens, the tenant, stopped making payments to the sole owner. The sole owner has retained legal counsel located in Massachusetts to negotiate and settle the proceeding.  The property’s performance prior to the eminent domain was consistent with the projections in the offering memorandum.

(Q)      The owner of this property chose to reduce the monthly net rental cash flow payments to fund landlord required capital repairs.

(R)      As of March 31, 2010, there are five vacancies totaling 9,771 square feet of the total 88,257 square feet at the center.  Two spaces, totaling 4,200 square feet, were previously vacant.  The remaining vacant space was previously occupied by the following tenants:  Thin and Healthy, which occupied 2,771 square feet, vacated its space in August 2008; Mezza Cuisine, which occupied 1,400 square feet, filed for Chapter 13 Bankruptcy in October 2008; Innsbrooke Wine & Spirits, which occupied 1,400 square feet, vacated its space in January 2009.  For 2009, the annual distribution percentage has been re-projected at 6.06% until the vacant spaces are re-tenanted.

(S)      A tenant with 2,828 out of a total 128,394 leasable square feet vacated increasing the total vacancy to 5% of the total leasable square feet.

(T)      Cost Plus, which occupied 18,230 of the total 165,600 square feet, closed its store at the Olivet Church Center on May 15, 2008.  Cost Plus paid its rent through August 2008 and on August 21, 2008, investors approved a Cost Plus lease termination.  The termination provided $900,000 to the owners.  For 2009, the annual percentage distribution has been re-projected at 3.28% until the vacant spaces are re-tenanted.

(U)      Linens ‘N Things (“Linens”), which occupied 29,943 square feet of the total 496,692 square feet, filed for Chapter 11 Bankruptcy in May, 2008.  In October, 2008 the bankruptcy court approved a motion to change the Linens bankruptcy filing from Chapter 11 to Chapter 7.  Linens vacated its space in August 2008 and paid rent through August 2008, with the exception of May 2008 rent, which was part of a pre-petition claim.  An administrative claim has been filed with the bankruptcy court, for the pre-bankruptcy petition, unpaid May 2008 rent.  For 2009, the annual distribution percentage has been re-projected at 5.00% until the vacant space is re-tenanted.

(V)      Dress Barn, which occupies 7,005 square feet, exercised its right to terminate under its lease.  In June 2008, the Honey Creek owners unanimously voted to modify the Dress Barn lease in order to keep the tenant, reducing the rent from $15.74 to $11.00 per square foot starting in November 2009.  Linens ‘N Things filed for Chapter 11 Bankruptcy in May 2008. In October 2008, the bankruptcy court approved a motion to change the Linens ‘N Things bankruptcy from Chapter 11 to Chapter 7.  Linens ‘N Things occupied 25,127 square feet in the shopping center.  In December 2008, the owners of the property unanimously consented to accept JoAnn’s Stores, Inc. as a replacement tenant in the 25,127 square foot space.  The new base rent is $9.00 per square foot, increasing to $9.50 per square foot after the fifth year.  As an incentive for JoAnn’s Stores Inc. signing the lease, the owners are giving the tenant $251,270 for tenant improvements and abating the base rent for the initial nineteen months.

(W)    The sole tenant expanded the building by 1,700 square feet to a total of 42,666 square feet resulting in additional rental income.

(X)      Higher distributions in 2007 resulted from additional rent from amortized tenant improvements.

(Y)      Circuit City, which occupied 33,881 square feet of the total 123,753 square feet, filed for Chapter 11 Bankruptcy in November 2008.  Circuit City vacated its space in February, 2009 and paid rent through part of February 2009.  For 2009, the annual distribution percentage has been re-projected at 3.14% until the vacant space is re-tenanted.

Liquidity of Prior Programs

While engaged in a public offering of its common stock, each of the four REITs previously sponsored by IREIC disclosed in its prospectus the time at which it anticipated its board would consider listing, liquidating or selling its assets individually.  The following summary sets forth both the dates on which these REITs anticipated considering a liquidity event and the dates on which the liquidity events occurred, if ever.

•              Inland Real Estate Corporation. IRC stated that the company anticipated that, by 1999, its directors would determine whether to apply to have the shares of its common stock listed for trading on a national stock exchange.  In July 2000, IRC became a self-administered REIT by acquiring, through merger, its advisor and its property manager. The board evaluated market conditions each year thereafter.  The board decided that conditions were favorable in 2004, and IRC listed its shares on the New York Stock Exchange and began trading in June 2004.  On July 15, 2010, the closing price of the stock on the New York Stock Exchange was $7.49 per share.

•              Inland Retail Real Estate Trust, Inc.  IRRETI stated that the company anticipated that, by February 2004, its directors would determine whether to apply to have shares of its common stock listed for trading on a national stock exchange.  In December 2004, IRRETI became a self-administered REIT by acquiring, through merger, its business manager and advisor and its property managers. The board of directors of IRRETI thereafter considered market conditions and chose not to list its common stock.  IRRETI instead consummated a liquidity event by merging with Developers Diversified Realty Corporation, a New York Stock Exchange-listed REIT, in February 2007.  IRRETI’s stockholders received, for each share of common stock held, $12.50 in cash and $1.50 in common shares of DDR, which equated to a 0.021569 common share of DDR.

•              Inland Western Retail Real Estate Trust, Inc.  Inland Western stated that the company anticipated that, by September 2008, its directors would determine whether to apply to have the shares of its common stock listed for trading on a national stock exchange, or whether to commence subsequent offerings of its common stock.  In November 2007, Inland Western became a self-administered REIT by acquiring, through merger, its business manager and advisor and its property managers.  Inland Western’s board of directors, in accordance with the prospectus, then conducted due diligence to determine when, and if, to apply to have Inland Western’s common shares listed for trading on a national exchange.  The process incorporated outside advisors, detailed reports on the current real estate and financial markets, as well as the applicable listing requirements for various national stock exchanges.  After these discussions and review of the reports received, the board of directors determined, as of October 2008, not to list the shares on a national exchange at that time. The Inland Western board of directors stated that it will proceed to position the company for a liquidity event in the future, as it believes market conditions and other circumstances may warrant, whether through a listing of shares on a national exchange, a merger or a sale of its assets.

•              Inland American Real Estate Trust, Inc.  Inland American has disclosed to its investors that its board does not anticipate evaluating a listing on a national securities exchange until at least 2010.  As of March 31, 2010, Inland American had not applied to list its common stock for trading.

MANAGEMENT

Board of Directors

The following supersedes the first paragraph of the section of the prospectus captioned “Management — Board of Directors,” which is located on page 96.

We operate under the direction of our board of directors, which is responsible for managing and controlling our business affairs.  The board has retained Inland Diversified Business Manager & Advisor, Inc. to serve as our Business Manager and to manage our day-to-day operations.  Our charter and bylaws provide that the number of our directors may be established by a majority of the entire board of directors but may not be more than eleven.  The charter further provides that the majority of our directors must be “independent,” except for a period of up to sixty days after the death, removal or resignation of an independent director, pending the election of that independent director’s successor.  An “independent director” is a director who: (1) is not associated, and has not been associated within the two years prior to becoming an independent director, directly or indirectly (including through any family affiliation), with our sponsor, our Business Manager or any of their affiliates, whether by ownership of, ownership interest in, employment by, any material business or professional relationship with or as an officer or director of the sponsor, the Business Manager or any of their affiliates; (2) has not served, or is not serving, as a director for more than three other REITs originated by our sponsor or advised by our Business Manager or any of its affiliates; and (3) performs no other services for us, except as a director.

Inland Affiliated Companies

The following updates the discussion contained in the section of our prospectus captioned “Management — Inland Affiliated Companies,” which begins on page 96.

Our sponsor, Inland Real Estate Investment Corporation, or IREIC, is an affiliate of The Inland Real Estate Group, Inc., or TIREG, which is wholly owned by The Inland Group, Inc.  The first Inland entity was formed by a group of Chicago schoolteachers in 1967, and incorporated the following year.  TIREG and its affiliates are still centered in the Chicago metropolitan area.  Over the past forty years, TIREG’s affiliates have experienced significant growth and now make up a fully-integrated group of legally and financially separate companies that have been engaged in diverse facets of real estate providing property management, leasing, marketing, acquisition, disposition, development, redevelopment, renovation, construction, finance, investment products and other related services.  IREIC, our Business Manager and TIREG are part of The Inland Real Estate Group of Companies, Inc., which is comprised of independent legal entities that are either subsidiaries of the same entity, affiliates of each other, share some common ownership or were previously sponsored and managed by subsidiaries of IREIC.  These entities, some or all of which are sometimes referred to herein as “Inland,” were, in the aggregate, ranked by Crain’s Chicago Business in April 2009 as the sixteenth largest privately held company headquartered in the Chicago area.  In April 2009, Retail Traffic ranked the entities that comprise The Inland Real Estate Group of Companies as the eighth top owner and ninth manager in the United States.  In July 2008 National Real Estate Investor ranked The Inland Real Estate Group of Companies twenty-second in a survey of the top twenty-five owners of office space as of December 31, 2007.  Inland is one of the largest real estate management firms in Illinois and one of the largest commercial real estate and mortgage banking firms in the Midwest.  The Inland Real Estate Group of Companies was the 2009 winner, in the category including 1,000+ employees, of the thirteenth annual Torch Award for Marketplace Ethics, awarded by the Better Business Bureau serving Chicago & Northern Illinois (the “BBB”).  The award is given to companies that the BBB identifies as exemplifying ethical business practices.  In a press release issued by the BBB, the president and chief executive officer of the BBB noted that the 2009 competition had the largest number of nominations and entries, with more than 1,800 nominations from a wide variety of businesses.

As of March 31, 2010, Inland affiliates or related parties had raised more than $18.1 billion from investment product sales to over 347,000 investors, many of whom have invested in more than one product.  Inland had completed 416 programs, comprised of eight public funds, 402 private partnerships, five 1031 exchange programs and one public REIT, as of March 31, 2010.  No completed program has paid total distributions less than the total contributed capital.  For these purposes, Inland considers a program to be “completed” at the time that it no longer owns any assets (two sole owners in 1031 exchange programs elected to self-manage their properties; and therefore, no information on current performance for those programs is available to Inland).

As of March 31, 2010, Inland affiliates or related parties cumulatively had 1,581 employees, owned properties in forty-seven states and managed assets with a value exceeding $25.3 billion.  As of March 31, 2010, IREIC was the general partner of limited partnerships which owned in excess of 1,971 acres of pre-development land in the Chicago area, as well as over two million square feet of real property and 1,522 apartment units.  Another affiliate, Inland Real Estate Brokerage, Inc., since 2000 has completed more than $873.3 million in commercial real estate sales and leases and has been involved in the sale of more than 6,700 multi-family units and the sale and lease of over 72.3 million square feet of commercial property. As of March 31, 2010, another affiliate, Inland Mortgage Brokerage Corporation, had originated more than $16.1 billion in financing including loans to third parties and affiliated entities and owned a loan portfolio totaling approximately $345.0 million.  Another affiliate, Inland Commercial Mortgage Corporation, had originated more than $530.0 million in financing as of March 31, 2010. Inland Mortgage Servicing Corporation services a loan portfolio with a face value exceeding $10.5 billion.

As of March 31, 2010, Inland was responsible for managing approximately 120.5 million square feet of commercial properties located in forty-seven states, as well as 11,118 multi-family units.  A substantial portion of the portfolio, approximately 37.5 million square feet, consists of properties leased on a triple-net lease basis.  A triple-net lease means that the tenant operates and maintains the property and pays rent that is net of taxes, insurance, and operating expenses.  Inland Real Estate Acquisitions, another affiliate, has extensive experience in acquiring real estate for investment.  Over the years, through Inland Real Estate Acquisitions and other affiliates, Inland has acquired more than 2,784 properties.

The principals of another affiliate, Inland Real Estate Development Corporation, have handled the design, approval and entitlement of parcels that have included in excess of 11,000 residential units, 13.5 million square feet of retail land and 7.6 million square feet of industrial land.  The principals of Inland Real Estate Development have been responsible for the land development of over 3,300 of those residential units, 7.6 million square feet of the retail land and all 7.6 million square feet of the industrial land.  Inland Real Estate Development currently manages an inventory of over 3,500 acres of land for development of which approximately 1,500 acres it or its affiliates own.

Committees of Our Board of Directors

The following updates the discussion contained in the section of our prospectus captioned “Management — Committees of Our Board of Directors,” which begins on page 103.

Audit Committee

On June 24, 2010, our board of directors appointed Mr. Wurtzebach, one of our independent directors, to serve as the chairman of the audit committee.  Mr. Wurtzebach qualifies as an “audit committee financial expert” under the rules of the SEC.  On July 14, 2010, our board appointed Ms. Lawton to serve on the audit committee.

Nominating and Corporate Governance Committee

On June 24, 2010, our board appointed Mr. Grupe to serve on the nominating and corporate governance committee of the board.

Acquisition Corp.

The following subsection has been inserted to the prospectus directly following the section captioned “Management — Our Business Manager,” which begins on page 105 of the prospectus.

Inland Diversified Real Estate Acquisitions, Inc. is a Nevada corporation and a wholly owned subsidiary of our Business Manager.  The following table sets forth information regarding its executive officers and directors.  The biographies of Messrs. Goodwin and Parks are set forth above under “— Inland Affiliated Companies,” the biography of Mr. Lazarus is set forth above under “— Our Directors and Executive Officers” and the biography of Ms. Lynch is set forth under “— Inland Securities Corporation.”  The biography of Mr. Youngman is set forth below.

Name	Age*	Position
Daniel L. Goodwin	66	Director
Robert D. Parks	66	Director
Barry L. Lazarus	63	Director and President
Mark Youngman	53	Vice President
Catherine L. Lynch	51	Secretary and Treasurer

*As of January 1, 2010

Mark Youngman has been the vice president of Inland Diversified Real Estate Acquisitions, Inc. since its formation in October 2009.  Mr. Youngman has over thirty years of experience negotiating and financing real estate transactions.  Prior to joining Acquisition Corp., Mr. Youngman was employed by IREA from 1983 until 1992 and again as vice president from 2003 until October 2009.  Mr. Youngman focused on identifying, analyzing and completing the acquisition of multiple classes of real estate assets for IREA.  From 1992 to 2003, Mr. Youngman served as president of Midwest Acquisitions, Inc., where he focused primarily on finance, land acquisition and development of retail shopping centers.

Mr. Youngman attended DePaul University in Chicago, Illinois.  Mr. Youngman holds an Illinois Real Estate Brokers license.

Our Real Estate Managers

The following updates the discussion contained in the section of our prospectus captioned “Management — Our Real Estate Managers,” which begins on page 105 of the prospectus.

Ms. Armenta was appointed to serve as the president and chief executive officer of the four entities owning our Real Estate Managers, effective November 2009.  Ms. Armenta also continues to serve as a director of these entities.  Ms. Armenta replaces Mr. McGuinness, who resigned from his positions as chairman, chief executive officer and director of these entities in order to focus on his responsibilities to the property managers of Inland American Real Estate Trust, Inc.

PLAN OF DISTRIBUTION

Status of the Offering

The following is inserted at the end of the section of the prospectus captioned “Plan of Distribution,” which begins on page 206.

The following table provides information regarding the total shares sold in our offering as of July 14, 2010.

	Shares	Gross Proceeds ($) (1)	Commissions and Fees ($) (2)	Net Proceeds ($) (3)

From our sponsor:	20,000	200,000	—	200,000

Shares sold in the offering:	13,992,092	139,071,354	13,106,718	125,964,636

Shares sold pursuant to our distribution reinvestment plan:	169,958	1,614,600	—	1,614,600

Shares purchased pursuant to our share repurchase program:	(2,000)	(20,000)	—	(20,000)
Total:	14,180,050	$140,865,954	$13,106,718	$127,759,236

(1)   Gross proceeds received by us as of the date of this table for shares sold to investors pursuant to accepted subscription agreements.

(2)   Inland Securities Corporation serves as dealer manager of this offering and is entitled to receive selling commissions and certain other fees, as discussed further in our prospectus.

(3)   The amount indicated under net proceeds is prior to issuer costs.

EXPERTS

The following supersedes the section of the prospectus captioned “Experts,” which begins on page 224, and all other similar discussions throughout the prospectus.

The consolidated financial statements of Inland Diversified Real Estate Trust, Inc. as of December 31, 2009 and 2008, and for the year ended December 31, 2009 and the period from June 30, 2008 (inception) through December 31, 2008 and related financial statement schedule, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The following financial statements have also been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing:

•              the Historical Summary of Gross Income and Direct Operating Expenses of Merrimack Village Center for the year ended December 31, 2008;

•              the Historical Summary of Gross Income and Direct Operating Expenses of Pleasant Hill Commons for the year ended December 31, 2009;

•              the Historical Summary of Gross Income and Direct Operating Expenses of Temple Terrace for the year ended December 31, 2009;

•              the Historical Summary of Gross Income and Direct Operating Expenses of Regal Court for the year ended December 31, 2009;

•              the Historical Summary of Gross Income and Direct Operating Expenses of Draper Crossing for the year ended December 31, 2009;

•              the Historical Summary of Gross Income and Direct Operating Expenses of Tradition Village Center for the year ended December 31, 2009;

•              the Historical Summary of Gross Income and Direct Operating Expenses of The Landing at Tradition for the year ended December 31, 2009;

•              the Historical Summary of Gross Income and Direct Operating Expenses of Kohl’s for the year ended December 31, 2009; and

•              the Historical Summary of Gross Income and Direct Operating Expenses of Lake City Commons for the year ended December 31, 2009.

The audit reports related to the above historical summaries of gross income and direct operating expenses refer to the fact that the statements were prepared for the purpose of complying with the rules and regulations of the SEC and are not intended to be a complete presentation of revenues and expenses.

APPENDIX A - PRIOR PERFORMANCE TABLES

The following updates the discussion contained in the section of our prospectus captioned “Appendix A — Prior Performance Tables,” which begins on page A-1.

The following prior performance tables contain information concerning real estate programs sponsored by IREIC.  This information has been summarized in narrative form under “Prior Performance of IREIC Affiliates” in the prospectus.  The tables provide information on the performance of a number of programs.  You can use the information to evaluate the experience of IREIC and its affiliates.  The inclusion of these tables does not imply that we will make investments comparable to those reflected in the tables or that investors in our shares will experience returns comparable to those experienced in the programs referred to in these tables.  If you purchase our shares, you will not acquire any ownership in any of the programs to which these tables relate.  The tables consist of:

Table I	Experience in Raising and Investing Funds
Table II	Compensation to IREIC and Affiliates
Table III	Operating Results of Prior Programs
Table IV	Results of Completed Programs
Table V	Sales or Disposals of Properties
Table VI*	Acquisition of Properties by Programs

* Prospective investors may obtain copies of Table VI by contacting our Business Manager, Inland Diversified Business Manager & Advisor, Inc.

Table VI is included in Part II to Form S-11 Registration Statement, as amended, that we filed with the Securities and Exchange Commission.  Upon written request to us or our Business Manager, any prospective investor may obtain, without charge, a copy of Table VI.  See also “Where You Can Find More Information” for information on examining at offices of, or obtaining copies from, the SEC.  Upon written request, any potential investor may obtain, without charge, the most recent annual report on Form 10-K filed with the SEC by any public program sponsored by any of the affiliated companies described below that has reported to the SEC within the last twenty-four months.  For a reasonable fee, these affiliated companies will provide copies of any exhibits to such annual reports upon request.

Our investment objectives are to: (i) preserve stockholders’ capital; (ii) invest in real estate assets that produce attractive current yield and long-term risk-adjusted returns to our stockholders; and (iii) generate sustainable and predictable cash flow from our operations to distribute to our stockholders.  The following programs have investment objectives similar to ours in that we all seek to provide regular distributions to stockholders, provide a hedge against inflation and preserve stockholders’ capital.  Inland American Real Estate Trust, Inc., or “Inland American,” is a REIT that was formed primary to invest in several segments of real estate properties including operating companies that own real estate. Inland Western Retail Real Estate Trust, Inc., or “Inland Western”, Inland Retail Real Estate Trust, Inc., or “IRRETI,” and Inland Real Estate Corporation, or “IRC,” are REITs formed primarily to invest in multi-tenant shopping centers, and Inland Monthly Income Fund, L.P. and Inland Monthly Income Fund II, L.P. are public real estate limited partnerships formed primarily to acquire, operate and sell existing residential and commercial real properties.  Inland Mortgage Investors Fund, L.P., Inland Mortgage Investors Fund-II, L.P. and Inland Mortgage Investors Fund III, L.P. were public real estate limited partnerships formed primarily to make or acquire loans secured by mortgages on improved, income producing multifamily residential properties.  The real estate exchange private placements offered by Inland Real Estate Exchange Corporation, referred to as the “1031 Exchange Programs,” are designed to provide replacement properties for persons wishing to complete an IRS Section 1031 real estate exchange.  Thus, these 1031 Exchange Programs do not have investment objectives similar to ours.  However, these 1031 Exchange Programs have owned real estate assets similar to those that we may seek to acquire, including industrial buildings, shopping centers, office buildings and other retail buildings.

TABLE I

EXPERIENCE IN RAISING AND INVESTING FUNDS

(000’s omitted)

This Table sets forth a summary of the experience of the IREIC-sponsored prior real estate programs that have closed offerings since January 1, 2007 and that have similar or identical investment objectives to us.  Information is provided with regard to the manner in which the proceeds of the offerings have been applied.  Also set forth is information pertaining to the timing and length of these offerings and the time period over which the proceeds have been invested in the properties.  All figures are as of December 31, 2009.

	Inland American Real Estate Trust, Inc.			1031 Exchange Programs
Number of programs:	1 Program		%	40 Programs	%

Dollar amount offered	$10,000,000	(A)		510,117
Dollar amount raised	8,224,483	(B)	100.0	508,941	99.7
Less offering expenses:
Syndication fees (C)	788,272		9.6	37,083	7.3
Other fees (D)	40,162		0.5	62,523	12.0
Organizational fees	0			4,501	0.9
Reserves (E)	0		0.0	12,191	2.4

Available for investment	$7,396,049		89.9	392,652	77.1

Acquisition costs:
Cash down payments	$5,005,323		60.6	392,652	77.1
Repayment of indebtedness	606,247		2.1	0	0.0
Temporary cash investments	466,389		10.0	0	0.0
Investment in unconsolidated entities	903,585		11.0	0	0.0
Investment in securities	414,505		6.2	0	0.0
Total acquisition costs	$7,396,049		89.9	392,652	77.1

Percent leverage	45%			54.5%
Date offerings commenced		(F)		2005-2009
Length of offering		(F)		10 months
Months to invest 90% of amount available for investment (measured from beginning of offering)		(F)		10 months

TABLE I (continued)

EXPERIENCE IN RAISING AND INVESTING FUNDS (A)

NOTES TO TABLE I

(A)

This amount reflects the aggregate amount offered on a “best efforts” basis in the program’s initial and follow-on public offerings. The amount does not reflect shares offered for distribution to stockholders participating in Inland American’s distribution reinvestment plan.

(B)

These figures are cumulative and are as of December 31, 2009. The dollar amount raised represents the cash proceeds collected by the program, including shares sold pursuant to its distribution reinvestment program and net of shares repurchased pursuant to its share repurchase program.

(C)

Syndication fees are paid by the program to an affiliate of our sponsor, Inland Securities Corporation, or unaffiliated third parties’ commissions for the sale of shares. All of these syndication fees were used to pay commissions and other expenses of the offerings.

(D)	Other fees are paid by the program to unaffiliated parties and consist principally of printing, selling and registration costs related to the offering.

(E)	Generally, a working capital reserve is established to fund property upgrades and future cash flow deficits, if any, among other things.

(F)

In August 2005, the program commenced an initial public offering, on a best effort basis, of 500,000,000 shares of common stock at $10.00 per share. In August 2007, the program commenced an offering of an additional 500,000,000 shares at $10.00 per share, on a best efforts basis. As of December 31, 2009, 100% of the proceeds available for investment from the initial best efforts offering and 100% of the proceeds available from the follow-on best efforts offering were invested. The temporary cash investments were funded from proceeds of our distribution reinvestment program.

TABLE II

COMPENSATION TO IREIC AND AFFILIATES (A)
(000’s omitted)

This Table sets forth the compensation received by IREIC and its affiliates including compensation paid out of offering proceeds and compensation paid in connection with the ongoing operations, for IREIC-sponsored prior real estate programs that have closed offerings since January 1, 2007 and that have similar or identical investment objectives to us.  All figures are as of December 31, 2009.

	Inland American Real Estate Trust, Inc.		1031 Exchange Programs (86 Programs)

Date offering commenced	08/31/2005	(B)	2003-2009
Dollar amount raised	$8,224,483		897,175

Total amounts paid to general partner or affiliates from proceeds of offerings:
Selling commissions and underwriting fees	763,000	(C)	56,199	(C)
Other offering expenses (D)	25,272		8,851
Mortgage brokerage fees	9,638		3,985
Acquisition cost and expense	65,058	(E)	162,503	(E)

Dollar amount of cash available from operations before deducting payments to general partner or affiliates	1,261,861		154,679

Amounts paid to general partner or affiliates related to operations:
Property management fees (F)	67,303		11,213
Advisor asset management fee	68,900		5,899
Accounting services	0		0
Data processing service	0		0
Legal services	0		121
Professional services	0		0
Mortgage servicing fees	1,047		1,098
Investment advisor fees	7,711		0
Acquisition costs expensed	4,589		0
Other administrative services	18,114

Dollar amount of property sales and refinancings before payments to general partner and affiliates (G):
Cash	1,634		32,627
Notes	0		0

Dollar amounts paid or payable to general partner or affiliates from sales and refinancings:
Sales commissions	0		1,134
Mortgage brokerage or refinancing fees	374		180
Participation in cash distributions	0		0

TABLE II (continued)

COMPENSATION TO IREIC AND AFFILIATES (A)

NOTES TO TABLE II

(A)

The figures in this Table II relating to proceeds of the offerings are cumulative and are as of December 31, 2009 and the figures relating to cash available from operations are for the three years ending December 31, 2009. The dollar amount raised represents the cash proceeds collected by the partnerships or program. Amounts paid or payable to IREIC or affiliates from proceeds of the offerings represent payments made or to be made to IREIC and affiliates from investor capital contributions.

(B)

Inland American completed its initial public offering on July 31, 2007 and commenced its follow-on offering on August 1, 2007. Information in this Table reflects compensation paid in respect of both offerings.

(C)	The selling commissions paid to an affiliate include amounts which were in turn paid to third party soliciting dealers.

(D)

Consists of legal, accounting, printing and other offering expenses, including amounts to be paid to Inland Securities Corporation to be used as incentive compensation to its regional marketing representatives and amounts for reimbursement of the general partner for marketing, salaries and direct expenses of its employees while directly engaged in registering and marketing the securities and other marketing and organization expenses.

(E)	Represents acquisition fees paid to IREIC and its affiliates in connection with the acquisition of properties.

(F)

An affiliate provides property management services for all properties, exclusive of lodging properties, acquired by the partnerships or program. Management fees have not exceeded 4.5% of the gross receipts from the properties managed.

(G)	See Table V and Notes thereto regarding sales and disposals of properties.

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS

This Table sets forth the annual operating results of IREIC-sponsored prior real estate programs that have closed offerings since January 1, 2005 and that have similar or identical investment objectives to us.  All results are through December 31, 2009.  The operating results consist of:

•                  The components of taxable income (loss);

•                  Taxable income or loss from operations and property sales;

•                  Cash available and source, before and after cash distributions to investors; and

•                  Tax and distribution data per $1,000 invested.

Based on the following termination dates of the public, “best efforts” offerings by these entities, only Inland American, Inland Western and the eighty-four 1031 Exchange Programs are included in this Table.

•                  Inland Monthly Income Fund, L.P. — offering terminated in 1988

•                  Inland Monthly Income Fund II, L.P. — offering terminated in 1990

•                  Inland Mortgage Investors Fund, L.P. — offering terminated in 1987

•                  Inland Mortgage Investors Fund II, L.P. — offering terminated in 1988

•                  Inland Mortgage Investors Fund III, L.P. — offering terminated in 1991

•                  Inland Real Estate Corporation — offering terminated in 1998

•                  Inland Retail Real Estate Trust, Inc. — offering terminated in 2003

•                  Inland Western Retail Real Estate Trust, Inc. — offering terminated in 2005

•                  Inland American Real Estate Trust, Inc. — offering terminated in 2009

TABLE III (continued)

OPERATING RESULTS OF PRIOR PROGRAMS
(000’s omitted, except for amounts presented per $1,000 invested)

Inland American Retail Real Estate Trust Inc. (A)

	2009	2008	2007	2006	2005

Gross revenues	$1,130,148	1,050,738	478,736	123,202	6,668
Profit on sale of properties	0	0	0	0	0
Other income (expenses)	(154,434)	(296,012)	62,630	2,732	(1,001)

Less:
Operating expenses (B)	641,366	514,703	174,755	32,791	987
Interest expense	254,308	231,822	108,060	31,553	1,412
Program expenses (C)	82,499	52,587	28,466	10,013	1,266
Depreciation & amortization	395,501	320,792	174,163	49,681	3,459

Net income (loss)-GAAP basis	$(397,960)	(365,178)	55,922	1,896	(1,457)

Taxable income (loss) (A)	$0	0	0	0	0

Cash available (deficiency) from operations	369,031	384,365	263,420	65,883	11,498

Cash available from investing
Payments under master leases (E)	0	484	576	245	6
Distributions from unconsolidated entities	32,081	41,704	0	0	0

Cash available from financing:
Principal amortization of debt	(6,708)	(3,375)	(929)	(794)	0
Advances from (repayment to) sponsor	0	0	0	(3,081)	2,709

Total cash available before distributions and special items	394,404	423,178	263,067	62,253	14,213

Less distributions paid to investors:
From operations, financing and investing (excluding sales)	411,797	405,925	222,697	33,394	123
From sales	0	0	0	0	0

Cash available (deficit) after distributions before special items (F)	(17,393)	17,253	40,370	28,859	14,090

Special items		0	0	0	0
Cash available (deficit) after distributions and special items (F)	$(17,393)	17,253	40,370	28,859	14,090

Available cash used to partially fund distributions (F)
Excess cash available from prior years	0	0	0	0	0
Cash from financing activities	0	0	0	0	0
Total available cash used to partially fund distributions	$0	0	0	0	0

TABLE III (continued)

OPERATING RESULTS OF PRIOR PROGRAMS
(000’s omitted, except for amounts presented per $1,000 invested)

Inland American Retail Real Estate Trust Inc. (A)

	2009	2008	2007	2006	2005

Tax data per $1,000 invested (A)	0	0	0	0	0

Distribution data per $1,000 invested:	0	0	0	0	0

Cash distributions to investors:
Source (on GAAP basis):
Investment income	50	62	61	60	13
Source (on cash basis):
Sales	0	0	0	0	0
Financing	5	3	0	0	0
Operations (G)	45	59	61	60	13

Percent of properties remaining unsold	100%	100%	100%	100%	100%

TABLE III (continued)

OPERATING RESULTS OF PRIOR PROGRAMS
(000’s omitted, except for amounts presented per $1,000 invested)

Inland Western Retail Real Estate Trust Inc. (A)

	2009	2008	2007	2006	2005

Gross revenues	$669,310	716,211	704,594	654,720	478,340
Profit on sale of properties (H)	19,689	5,737	40,915	3,834	3,325
Other income (expenses)	(5,186)	(538,768)	32,001	57,146	25,800

Less:
Operating expenses (B)	285,596	376,375	242,479	193,800	132,469
Interest expense	237,684	213,716	205,667	204,766	127,597
Program expenses (C)	24,846	22,871	41,883	54,706	31,663
Depreciation & amortization	251,096	253,431	244,447	232,460	171,836

Net income (loss)-GAAP basis	$(115,409)	(683,213)	43,034	29,968	43,900

Taxable income (loss) (A)	$0	0	0	0	0

Cash available (deficiency) from operations	249,837	309,351	318,641	296,578	201,857

Cash available from investing
Payments under master leases (E)	1,231	3,067	4,790	7,659	6,805

Cash available from financing:
Principal amortization of debt	(5,428)	(2,560)	(2,422)	(2,298)	(1,416)
Advances from (repayment to) sponsor	—	—	—	—	(3,523)

Total cash available before distributions and special items	245,640	309,858	321,009	301,939	203,723

Less distributions paid to investors:
From operations, financing and investing (excluding sales)	84,953	309,192	290,551	283,769	211,327
From sales	0	0	0	0	0
	84,953	309,192	290,551	283,769	211,327

Cash available (deficit) after distributions before special items (F)	160,687	666	30,458	18,170	(7,604)

Special items	0	0	0	0	0
Cash available (deficit) after distributions and special items (F)	$160,687	666	30,458	18,170	(7,604)

Available cash used to partially fund distributions (F)
Excess cash available from prior years	0	0	0	0	7,604
Cash from financing activities	0	0	0	0	0

TABLE III (continued)

OPERATING RESULTS OF PRIOR PROGRAMS
(000’s omitted, except for amounts presented per $1,000 invested)

Inland Western Retail Real Estate Trust Inc. (A)

	2009	2008	2007	2006	2005

Total available cash used to partially fund distributions	$0	0	0	0	7,604

Tax data per $1,000 invested (A)	0	0	0	0	0

Distribution data per $1,000 invested:

Cash distributions to investors:
Source (on GAAP basis):
Investment income	18	64	64	64	64
Source (on cash basis):
Sales	0	0	0	0	0
Operations (G)	18	64	64	64	64

Percent of properties remaining unsold	100%	100%	100%	100%	100%

TABLE III (continued)

OPERATING RESULTS OF PRIOR PROGRAMS
(000’s omitted, except for amounts presented per $1,000 invested)

1031 Exchange Programs (84 Programs)

	2009	2008	2007	2006	2005

Number of programs	80	78	61	48	43
Gross revenues	$135,578	118,378	84,114	54,221	42,866
Profit on sale of properties	0	18,542	6,493	0	5,554

Less:
Operating expenses (B)	21,755	19,703	16,014	9,652	7,471
Interest expense	49,947	42,536	29,160	16,681	13,351
Program expenses (C)	3,276	2,823	2,259	2,595	1,521
Depreciation & amortization (D)	0	0	0	0	0

Net income	$60,599	71,857	43,174	25,293	26,067

Taxable income (loss) (D)	0	0	0	0	0

Cash available from operations	60,599	53,316	35,871	25,293	26,067
Cash available from sales	0	18,570	7,993	5,670	10,604
Cash available from financing	0	0	0	0	0
Principal payment of debt amortization	(744)	0	(39)	(64)	(70)

Total cash available before distributions and special items	59,856	71,857	44,635	30,899	36,601

Less distributions to investors:
From operations, financing and investing (excluding sales)	57,237	50,199	35,871	24,782	19,734
From sales	0	18,542	7,993	5,670	10,604
	57,237	68,740	43,864	30,452	30,338

Cash available after distributions before special items	2,619	3,146	770	467	6,263

Special items	0	0	0	0	0
Cash available after distributions and special items	$2,619	3,146	770	467	6,263

Tax data per $1,000 invested (D)	0	0	0	0	0

Distribution data per $1,000 invested:

Cash distributions to investors:
Source (on GAAP basis):
Investment income	0	0	0	0	0
Source (on cash basis):
Sales	0	1,854	1,172	311	1,157
Operations	68	71	82	79	77

Percent of properties remaining unsold	100%	100%	100%	100%	100%

TABLE III (continued)

OPERATING RESULTS OF PRIOR PROGRAMS

NOTES TO TABLE III

(A)                             Inland American and Inland Western qualified as REITs under the Internal Revenue Code for federal income tax purposes.  Since each program qualified for taxation as a REIT, it generally will not be subject to federal income tax to the extent it distributes its REIT taxable income to its stockholders.  If Inland American or Inland Western fails to qualify as a REIT in any taxable year, it will be subject to federal income tax on its taxable income at regular corporate tax rates.  However, even if the program qualifies for taxation as a REIT, it may be subject to certain state and local taxes on its income, property or its net worth and federal income and excise taxes on its undistributed income.

(B)                               Operating expenses include property operating expenses such as real estate tax expense, insurance expense, property management fees, utilities, repairs, maintenance and any provisions for asset impairment.

(C)                               Program expenses include advisor fees and general and administrative costs such as salaries, audit and tax services, D&O insurance, printing and postage.

(D)                              For the 1031 Exchange Programs, depreciation and amortization and tax data are calculated by each individual investor based on their individual basis.

(E)                                From time to time, Inland American or Inland Western may acquire a property that includes one or more unleased premises.  In certain cases, Inland American or Inland Western may enter into a master lease agreement with the seller of the property with respect to these unleased premises.  These master lease agreements provide for payments to be made to the program and are designed to offset lost rent and common area maintenance (or CAM) expenses paid by the program with respect to the unleased premises.  Payments are made from an escrow account established at the time of closing and may continue for a period of up to three years following the closing date as certain re-leasing conditions are satisfied.  These escrow payments are recorded as a reduction in the purchase price of the property rather than as rental, or operating, income.

(F)                                In any year in which distributions to investors exceeded total cash available before distributions and special items, Inland American and Inland Western partially funded the distributions in that year with excess cash available from prior years or cash provided from financing activities.

(G)                               Distributions by a REIT to the extent of its current and accumulated earnings and profits for federal income tax purposes are taxable to stockholders as ordinary income.  Distributions in excess of these earnings and profits generally are treated as a non-taxable reduction of the stockholder’s basis in the shares to the extent thereof, and thereafter as taxable gain (a return of capital).  These distributions in excess of earnings and profits will have the effect of deferring taxation of the amount of the distribution until the sale of the stockholder’s shares.

TABLE III (continued)

OPERATING RESULTS OF PRIOR PROGRAMS

NOTES TO TABLE III

Inland American Real Estate Trust, Inc.

	2009	2008	2007	2006	2005
% of Distribution Representing:
Ordinary income	28.00	52.00	63.00	50.00	0.00
Return of capital	72.00	48.00	37.00	50.00	100.00
	100.00	100.00	100.00	100.00	100.00

Inland Western Retail Real Estate Trust, Inc.

	2009	2008	2007	2006	2005
% of Distribution Representing:
Ordinary income	54.00	37.00	49.00	45.00	54.00
Return of capital	46.00	63.00	51.00	55.00	46.00
	100.00	100.00	100.00	100.00	100.00

(H)                              Profit on sale of properties consists of operations for four properties sold in 2007 and eight properties sold in 2009.  These amounts are accounted for as discontinued operations for all periods presented in compliance with GAAP.

TABLE IV

RESULTS OF COMPLETED PROGRAMS

(000’s omitted, except for amounts presented per $1,000 invested)

This Table sets forth summary information on the results of IREIC-sponsored prior real estate programs that have completed operations since January 1, 2005 and that have similar or identical investment objectives to us.  All figures are through December 31, 2009.

Program Name	Monthly Income Fund I	Monthly Income Fund II	Landings of Sarasota		Market Day		Taunton Circuit		Bell Plaza		Fleet Office Building		Inland Retail Real Estate Trust Inc.
Dollar amount raised	$30,000	$25,324	$4,000		$3,788		$3,750		$890		$10,000		$2,371,012
Number of properties purchased	Seven	Five	One		One		One		One		One		287
Date of closing of offering	8/88	4/90	07/02		03/06		09/02		11/02		01/04		08/03
Date of first sale of property	7/94	1/91	07/05		05/07		07/07		07/07		01/08		02/07
Date of final sale of property	4/05	9/05	07/05		05/07		07/07		07/07		01/08		02/07

Tax and distribution data per $1,000 invested:
Federal income tax results:
Ordinary income (loss):
Operations	625	680		(A)		(A)		(A)		(A)		(A)		(C)
Recapture	0	0		(A)		(A)		(A)		(A)		(A)		(C)
Capital gain	514	59		(B)		(B)		(B)		(B)		(B)		(C)

Deferred gain:
Capital	0	0		(B)		(B)		(B)		(B)		(B)		(C)
Ordinary	0	0		(B)		(B)		(B)		(B)		(B)		(C)

Cash distributions to investors (cash basis):
Source (GAAP basis) (D)
Sales	862	681	7,715		4,550		949		969		18,542			(C)
Operations	1,209	1,043	1,279		419		593		722		3,224			(C)

(A)                             For the 1031 Exchange Programs, depreciation and amortization and tax data are calculated by each individual investor based on their individual basis.

(B)                               For tax purposes, this sale qualified as part of a tax-deferred exchange.  As a result, no taxable gain will be recognized until the replacement property is disposed of in a subsequent taxable transaction.

(C)                               Distributions from 1999 through September 30, 2008 totaled approximately $845.4 million.  Based on Form 1099s filed by IRRETI during that period, tax and distribution data per $1,000 invested totaled: $369 in ordinary income, $267 in return of capital and $2.0 in capital gain.

TABLE IV (continued)

RESULTS OF COMPLETED PROGRAMS

(000’s omitted, except for amounts presented per $1,000 invested)

On February 27, 2007, IRRETI and Developers Diversified Realty Corporation (“DDR”) consummated the transactions contemplated by the Agreement and Plan of Merger, dated October 20, 2006, among DDR, a subsidiary of the DDR and IRRETI. Pursuant to the agreement, DDR acquired IRRETI for a total merger consideration of $14.00 per share plus accrued but unpaid dividends for the month of February in cash, prorated in accordance with the agreement. DDR elected to pay the merger consideration to the IRRETI stockholders through combination of $12.50 in cash and $1.50 in common shares of DDR, which equates to a 0.021569 common share of DDR. The transaction has a total enterprise value of approximately $6.2 billion. No financial reports for IRRETI for the year ended December 31, 2006 were issued and, as a result of the acquisition by DDR, no further information regarding IRRETI is available.

(D)                              The Landings of Sarasota, Market Day, Fleet Office Building, Taunton Circuit and Bell Plaza, as 1031 exchange programs, are not required to prepare their financial statements in conformity with GAAP, and accordingly, maintain their books on a cash basis.  Therefore, the source of distributions is presented on a cash basis for these five entities.

TABLE V

SALES OR DISPOSALS OF PROPERTIES

This Table sets forth summary information on the results of the sale or disposals of properties since January 1, 2007 by IREIC-sponsored prior real estate programs that have similar or identical investment objectives to us.  All figures are through December 31, 2009.  The Table provides certain information to evaluate property performance over the holding period such as:

•                  Sales proceeds received by the partnerships in the form of cash down payments at the time of sale after expenses of sale and secured notes received at sale;

•                  Cash invested in properties;

•                  Cash flow (deficiency) generated by the property;

•                  Taxable gain (ordinary and total); and

•                  Terms of notes received at sale.

TABLE V (continued)

SALES OR DISPOSALS OF PROPERTIES (A)
(000’s omitted)

	Date Acquired	Date of Sale	Cash Received net of Closing Costs (B)	Selling Commissions Paid or Payable to Inland	Mortgage at Time of Sale	Total	Original Mortgage Financing	Partnership Capital Invested (C)	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (D)	Total Taxable Gain (loss) from Sale		Ordinary Income from Sale		Capital Gain (loss)

Inland American Real Estate Trust, Inc.
Faulkner Road (I)	01/07	12/08	1,284	0	25,636	26,920	0	26,920	26,920	3,407	(3,386)		0		(3,386)
SunTrust II – Cedartown	12/07	12/08	350	0	500	850	0	850	850	32	91		0		91

Inland Real Estate Corporation
Springhill Fashion Center	11/96	05/07	1,060	0	7,900	8,960	0	8,960	8,960	238	0	(E)	0		0
Maple Plaza	01/98	12/07	2,300	0	1,582	3,882	0	3,882	3,882	179	1,283		0		1,283
Walgreens – Decatur	01/95	02/08	282	0	0	282	0	282	282	80	(531)		0		(46)
Terramere Plaza	12/97	02/08	2,510	0	2,202	4,712	0	4,712	4,712	(94)	630		0		876
Wilson Plaza	12/97	04/08	1,596	0	0	1,596	0	1,596	1,596	11	533		0		606
High Point Center	04/98	09/08	6,474	0	0	6,474	0	6,474	6,474	(711)	(1,552)		0		(16)
Winsner-Milwaukee Plaza	04/98	01/09	3,679	0	0	3,679	0	3,679	3,679	48	(138)		0		(138)
Western-Howard Plaza	04/98	02/09	1,709	0	0	1,709	0	1,709	1,709	(8)	(151)		0		(151)
Montgomery Plaza	09/95	04/09	193	0	0	193	0	193	193	(71)	(232)		0		(232)
Lake Park Plaza (partial)	02/98	04/09	1,618	0	0	1,618	0	1,618	1,618	0	(2,103)		0		(2,103)

Inland Real Estate Exchange Corporation
Market Day	03/06	05/07	8,348	85	3,713	4,550	3,713	3,788	7,500	448		(F)		(F)	(F)
Taunton Circuit	09/02	07/07	7,764	265	2,800	4,699	2,800	3,750	6,550	1,112		(F)		(F)	(F)
Bell Plaza	11/02	07/07	4,109	0	3,140	969	3,140	890	4,030	539		(F)		(F)	(F)
Fleet Office Building	09/03	01/08	31,442	0	12,900	18,542	12,900	10,000	22,900	3,569		(F)		(F)	(F)

TABLE V (continued)

SALES OR DISPOSALS OF PROPERTIES (A)
(000’s omitted)

	Date Acquired	Date of Sale	Cash Received net of Closing Costs (B)	Selling Commissions Paid or Payable to Inland	Mortgage at Time of Sale	Net Selling Price	Original Mortgage Financing	Partnership Capital Invested (C)	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (D)	Total Taxable Gain (loss) from Sale		Ordinary Income from Sale		Capital Gain (loss)
Inland Western Retail Real Estate Trust, Inc.
Sold
American Express-31st Ave.	12/04	11/07	27,684	—	31,860	59,544	31,860	27,684	59,544	1,787		(E)		(E)		(E)
American Express, Minneapolis, MN	12/04	11/07	37,339	—	56,050	93,389	56,050	37,339	93,389	3,138		(E)		(E)		(E)
American Express, Ft. Lauderdale, FL	12/04	11/07	34,393	—	37,170	71,563	37,170	34,393	71,563	1,882		(E)		(E)		(E)
American Express, Markham, Ontario, Canada	1/05	11/07	(4,958)	—	25,380	20,422	25,380	(4,958)	20,422	1,229		(E)		(E)		(E)
Larkspur Landing	1/04	1/09	31,123	—	33,630	64,753	33,630	31,123	64,753	(58)	8,578		—		8,578
American Express, Greensboro, NC	12/04	4/09	19,347	—	33,040	52,387	33,040	19,347	52,387	421	1,933		—		1,933
American Express, Salt Lake City, UT	12/04	4/09	15,225	—	30,149	45,374	30,149	15,225	45,374	234	1,002		—		1,002
Computer Shareholder Services	7/05	6/09	17,991	—	44,500	62,491	44,500	17,991	62,491	969	(130)		—		(130)
Walmart Jonesboro	8/04	10/09	3,086	—	6,089	9,175	6,089	3,086	9,175	291	(691)		—		(691)
Sprint Data Center	9/05	10/09	34,304	—	52,800	87,104	52,800	34,304	87,104	4,315	676		—		676
Harris Teeter	9/04	11/09	1,309	—	3,960	5,269	3,960	1,309	5,269	220	(1,170)		—		(1,170)
Publix Mountain Brook	4/05	12/09	1,561	—	4,384	5,945	4,384	1,561	5,945	118	(1,370)		—		(1,370)

Contributed to Joint Venture
Huebner Oaks Center	1/04	4/07	29,569	—	48,000	77,569	0	80,486	80,486	530		(H)		(H)		(H)
John’s Creek Village	6/04	4/07	22,365	—	23,300	45,665	0	42,866	42,866	356		(H)		(H)		(H)
Lincoln Park, Dallas, TX	9/04	4/07	21,093	—	26,153	47,246	0	47,287	47,287	458		(H)		(H)		(H)
Oswego Commons	11/04	4/07	17,367	—	19,262	36,629	19,262	15,816	35,078	495		(H)		(H)		(H)
The Commons at Royal Palm	5/05	4/07	11,218	—	14,144	25,362	14,472	10,254	24,726	232		(H)		(H)		(H)
Gardiner Manor Mall	7/05	4/07	29,005	—	36,300	65,305	38,484	26,743	65,227	225		(H)		(H)		(H)
Southlake Corners	10/06	4/07	16,661	—	20,625	37,286	0	37,546	37,546	191		(H)		(H)		(H)

TABLE V (continued)

SALES OR DISPOSALS OF PROPERTIES

NOTES TO TABLE V

(A)                             The table includes all sales of properties by the programs with investment objectives similar to ours during the three years ended December 31, 2009.  All sales have been made to parties unaffiliated with the partnerships.  None of the sales involved secured notes received at sale or adjustments resulting from the application of U.S. GAAP.

(B)                               Consists of cash payments received from the buyers and the assumption of certain liabilities by the buyers at the date of sale, less expenses of sale.

(C)                               Amounts represent the dollar amount raised from the offerings, less sales commissions and other offering expenses plus additional costs incurred on the development of the land parcels.

(D)                              Represents “Cash Available (Deficiency) from Operations (including subsidies)” as adjusted for applicable “Fixed Asset Additions” through the year of sale.

(E)                                For tax purposes, this sale qualified as part of a tax-deferred exchange.  As a result, no taxable gain will be recognized until the replacement property is disposed of in a subsequent taxable transaction.

(F)                                For the 1031 Exchange Programs, depreciation and amortization and tax data are calculated by each individual investor based on their individual basis.

(G)                               The Commonwealth of Massachusetts instituted an eminent domain proceeding to acquire the property for expansion of its courthouse. Upon the eminent domain taking by the Commonwealth of Massachusetts, Walgreens, the tenant, stopped making payments to the sole owner. The sole owner has retained legal counsel located in Massachusetts to negotiate and settle the proceeding.

(H)                              Properties were contributed to a joint venture.  There was no taxable gain or loss recognized as a result of the transaction.

(I)                                   As part of the sale proceeds, Inland American received a lease termination fee income of approximately $15 million at closing, as of December 31, 2008.